Exhibit 99.1

Fortune Brands, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Net Sales Year Ended December 31,
(In millions)	2004	% Change vs. Prior Year	2003
Home and Hardware	$3,763.7	29.8%	$2,899.9
Spirits and Wine	1,169.3	7.2	1,091.0
Golf	1,212.2	8.1	1,121.7

NET SALES	$6,145.2	20.2%	$5,112.6

	Net Income Year Ended December 31,
(In millions)	2004	% Change vs. Prior Year	2003
OPERATING INCOME:
Home and Hardware	$598.5	24.4%	$481.3
Spirits and Wine	333.7	10.2	302.8
Golf	153.8	10.6	139.1
Less: Corporate expenses	61.4	11.8	54.9

OPERATING INCOME	$1,024.6	18.0%	$868.3
LESS:
Interest expense	77.3	21.0	63.9
Other income, net	(47.0)	(23.0)	(38.2)
Income taxes	261.1	(5.2)	275.3
Minority interests	17.2	13.2	15.2

INCOME FROM CONTINUING OPERATIONS	$716.0	29.7%	$552.1
INCOME FROM DISCONTINUED OPERATIONS	67.8	150.2	27.1

NET INCOME	$783.8	35.3%	$579.2

Consolidated

Summary

Fortune Brands, Inc. is a holding company with subsidiaries that make and sell leading consumer branded products in the following industries: home and hardware and spirits and wine and golf products. We enhance shareholder value by building our leading consumer brands to drive sales, earn profits and generate cash. We do this by developing innovative new products and effective marketing campaigns, and expanding customer relationships. We also seek to increase profits by improving operations, increasing productivity and enhancing cost structures. While our first priority is internal growth, we also strive to achieve growth and high returns through acquisitions, dispositions and joint ventures. Finally, we enhance shareholder value through other initiatives such as using our financial resources to repurchase shares and pay attractive dividends.

2004 was an excellent year of broad-based success for Fortune Brands. Net income and diluted earnings per share both increased 35% in 2004 to $783.8 million and $5.23, respectively. Net income and diluted earnings per share from continuing operations (excluding discontinued operations) both increased 30% in 2004 to $716.0 million and $4.78, respectively. The increase in profits was due primarily to the benefit of strong operating performance, as well as tax-related benefits, favorable foreign exchange rates and the impact of acquisitions. Net sales from continuing operations increased 20% to $6.1 billion, as a result of strong underlying growth, the benefit of acquisitions, favorable foreign exchange and price increases implemented to help offset commodity cost increases.

As indicated below, each of our business segments achieved excellent performance in 2004:

>	Our Home and Hardware business achieved strong double-digit growth in both operating income (24%) and sales (30%), resulting from successful line extensions and new product introductions, expanded customer relationships in cabinets and doors, the full-year consolidation and growth of Therma-Tru, as well as productivity improvements. Acquisitions contributed approximately half of the increase in sales.

>	Our Spirits and Wine business achieved 10% growth in operating income and 7% growth in sales due to strong worldwide volume growth for the Jim Beam bourbon brand, higher pricing and favorable foreign exchange.

>	On the strength of successful new products, our Golf brands achieved an 11% increase in operating income on 8% growth in sales.

In 2005, the Company is well positioned for another year of strong performance. We believe the Company will benefit from the following trends in our businesses:

>	Aging population trends in the U.S. that favorably impact conditions in the home improvement, golf and spirits & wine industries;

>	Additional favorable long-term demographics of the home improvement and housing industries, particularly in the kitchen and bath segment, including rising household formations and increasing household wealth;

>	record existing home sales in 2004 and the effect of replace/remodel projects that often trail existing home sales by up to 12 to 18 months;

>	expanded customer relationships, particularly in Home and Hardware;

>	continued growth of key spirits and wine markets, especially the premium and super-premium segments, and our investments behind our brands in these segments; and

>	continuous innovation and international growth opportunities in our golf business.

The Company has also identified the following risks and challenges that may impact our businesses:

>	continued consolidation of the Company’s trade customers, particularly in the Home & Hardware business;

>	potential impact of changes in interest rates on the housing market;

>	possible continuing increases in commodity costs, particularly steel, particleboard and fuel-related costs; and

>	impact of external conditions (economic conditions, weather, destination travel and corporate spending) on overall golf ball demand.

Results of Operations

2004 Compared to 2003

Fortune Brands achieved strong results, as net sales from continuing operations increased 20%. Income from continuing operation increased 30% and net income grew 35%. Net sales grew as a result of:

>	strong growth for our consumer brands driven by share gains in key markets resulting from successful new products and expanded customer relationships,
>	the benefit of acquisitions,
>	solid market growth in Home & Hardware and Spirits & Wine markets, and
>	favorable foreign exchange.

Net income increased on:

>	strong operating performance,
>	the benefit of acquisitions,
>	favorable foreign exchange, and
>	higher tax-related benefits,
partly	offset by increased commodity costs.

Our operating units will face challenges and opportunities unique to each of their industries, as discussed in this report.

Net Sales

Net sales from continuing operations increased $1,032.6 million, or 20%, to $6.1 billion. Sales benefited from:

>	newly introduced products and line extensions in the Home & Hardware and Golf businesses ($494 million in total), partly offset by lower sales of certain products being discontinued in the Golf and the Home & Hardware businesses,
>	the net impact ($388 million) of acquisitions (primarily Therma-Tru) and dispositions,
>	expanded customer relationships driving increased volume, primarily in the cabinet and entry door businesses, and
>	favorable foreign exchange ($81 million).

Cost of products sold

Cost of products sold increased $655.6 million, or 24%, on higher net sales and increased costs for major commodities (approximately $65 million), particularly steel and particleboard, primarily in our Home & Hardware business.

Excise taxes on spirits and wine

U.S. excise taxes on spirits and wine decreased as a percentage of sales due to greater international sales, as well as a favorable mix shift from mid-tier brands to premium and super-premium spirits and wines. In the U.S., excise taxes are levied based on the proof content of spirits and wine products. Consistent with industry practice, U.S. excise taxes collected from customers are reflected in sales and the corresponding payments to the government in cost of products sold.

Advertising, selling, general and administrative expenses

Advertising, selling, general and administrative expenses increased $197.2 million, or 16%, as a result of higher sales and acquisitions, as well as increased advertising and marketing expenditures.

Amortization of intangibles

Amortization of intangibles increased $18.2 million, or 106%, primarily due to amortization of identifiable intangibles associated with the acquisition of Therma-Tru.

Restructuring charges

In 2004, we recorded pre-tax restructuring charges of $9.8 million, compared to $2.2 million in 2003. Charges in 2004 principally related to the consolidation of manufacturing facilities, primarily in the Home & Hardware business.

Other income, net

Other income, net, increased $8.8 million to $47.0 million, primarily due to a $12.0 million gain recorded in 2004 as the result of insurance proceeds related to a Kentucky bourbon warehouse fire in 2003, partly offset by the lower tax-related interest income. The components of other income, net for the years ended December 31, 2004 and 2003 are as follows:

(In millions)	2004	2003
Amortization of deferred income	$27.0	$27.0
Insurance proceeds from a Kentucky bourbon warehouse fire	12.0	—
Interest income on tax receivable	3.2	10.7
Other miscellaneous items	4.8	0.5

Total	$47.0	$38.2

Income taxes

Income taxes decreased $14.2 million, or 5%, on higher net income as we recorded higher tax-related benefits in 2004 ($105.6 million) compared with 2003 ($35.0 million). The reported effective income tax rates for the twelve months ended December 31, 2004 and 2003 were 26.3% and 32.7%, respectively. The items set forth below impacted the effective income tax rate.

During the third quarter of 2004, the Internal Revenue Service concluded its field examination phase of the routine review of our 1997-2001 tax returns. As a result of the audit, we recorded a net tax reserve reversal of $45.5 million in continuing operations. This net reversal accounts for the release of reserves for items resolved more favorably than anticipated, partly offset by the disallowance of a deduction for which no reserve had been established.

In the fourth quarter of 2004, the Congressional Joint Committee on Taxation completed its review of the results of the routine IRS examination of our 1997-2001 tax returns. In continuing operations, we recorded a total tax benefit of $51.5 million, or $0.35 per diluted share, reflecting the completion of the Joint Committee review. This resulted in a reversal of tax reserves of $39.5 million and a net tax adjustment of $12.0 million. As a result of the conclusion of the IRS examination of our 1997-2001 tax years, we expect to receive a tax refund of approximately $53 million in the first half of 2005. During the fourth quarter of 2004, we also recorded a one-time non-operating adjustment for interest income on taxes receivable related to these tax-related benefits of $2.1 million (after tax), or $0.01 per diluted share, which was recorded in other income.

In the fourth quarter of 2004, we recorded a tax benefit of $4.6 million, or $0.03 per diluted share, associated with foreign earnings repatriation under provisions of the American Jobs Creation Act of 2004.

In 2003, the audit of our 1993-1996 tax returns resulted in a reduction in tax expense of $35 million, or $0.23 per diluted share. As a result, we also recorded a one-time non-operating adjustment of $6.9 million in interest income (after tax), which was recorded in other income.

Net income

Net income increased $204.6 million, or 35%, to $783.8 million due primarily to strong broad-based operating performance, higher tax-related benefits ($107.7 million in 2004 compared to $41.9 million in 2003), the benefit of favorable foreign exchange $18 million) and the impact of acquisitions. Income from continuing operations increased $163.9 million, or 30%, to $716.0 million due primarily to strong broad-based operating performance, higher tax-related benefits ($107.7 million in 2004 compared to $41.9 million in 2003), the benefit of favorable foreign exchange ($13 million) and the impact of acquisitions.

Diluted earnings per share were $5.23 in 2004, up 35% from 2003. Diluted earnings per share from continuing operations were $4.78 in 2004, up 30% from 2003.

Pension Plans

On a periodic basis, we evaluate the assumptions used in determining our pension liabilities and assets as well as pension expense based on historical returns on plan assets and current economic conditions at the time the assumptions are set.

Our December 2003 review of the economic assumptions underlying our pension expense and year-end disclosure led to a reduction in our weighted-average discount rate from 6.6% to 6.1%. The weighted-average expected rate of return remained unchanged at 8.3%. The 2003 revisions led to an increase of approximately $5 million in pension expense to $37.4 million in 2004.

Our December 2004 review of the economic assumptions led to a reduction in our weighted-average discount rate from 6.1% to 5.9%. The weighted-average expected rate of return remained unchanged at 8.3%. Management believes that these assumptions are appropriate. The 2004 revisions will result in an increase to pension expense of approximately $4 million in 2005.

Total pension plan cash contributions were $100.7 million and $123.5 million, respectively in 2004 and 2003. The Company maintains pension plans at each of its operations. The pension plans in aggregate are funded in excess of the accumulated benefit obligation. In 2005 we expect to make cash contributions of approximately $40 to $70 million to fund existing pension liabilities for our defined-benefit plans. We believe that our internally generated funds will be adequate to make these pension plan cash contributions.

International Performance

We derived approximately 23% of our 2004 and 2003 operating income from international markets, principally Australia, Canada and the United Kingdom. The decrease in the portion of operating income attributable to international markets resulted primarily from incremental sales from acquisitions, which were mainly in the U.S. Fluctuations in the exchange rates of foreign currencies may affect results in future periods. Fluctuations in average foreign exchange rates increased 2004 operating income by approximately 2%. We cannot accurately predict fluctuations in foreign exchange rates. A 10% change in average exchange rates for the foreign currencies from 2004 average rates would have resulted in a change in operating income of approximately $18 million, or about 2%.

Pending Litigation

See Note 22 to the Consolidated Financial Statements.

Environmental Matters

Along with other responsible parties, our subsidiaries face claims relating to the protection of the environment. As of February 10, 2005, various of our subsidiaries had been designated as potentially responsible parties under “Superfund” or similar state laws in 60 instances. We have reached settlements in 40 of these instances. We believe that the cost of complying with the present environmental protection laws, before considering estimated recoveries either from other responsible parties or insurance, will not have a material adverse effect upon our results of operations, cash flows or financial condition. At December 31, 2004 and 2003, we have accrued $46.2 million and $48.5 million, respectively, to cover these matters.

Related Party Transactions

Future Brands, LLC

In 2001, the Spirits and Wine business completed transactions with V&S Vin & Sprit AB (V&S) creating the Future Brands joint venture, which distributes both companies’ spirits brands in the United States and provides related selling and invoicing services. Future Brands receives a commission from the partners for services provided. JBBCo. records revenue at the time of shipment to Future Brands’ customers. As part of forming this joint venture, JBBCo. has, in the event of default of Future Brands, a continuing obligation to satisfy any financial obligations of Future Brands that may arise in the event that Future Brands fails to fulfill its operating obligations and which results in a claim. These financial obligations include, but are not limited to, making payments to suppliers, employees and other parties with which Future Brands has contracts. At December 31, 2004 and 2003, JBBCo. did not have any outstanding obligations as a result of this arrangement.

JBBCo.’s balances related to Future Brands included the following:

(In millions)	2004	2003
Accounts receivable (invoicing by Future Brands on behalf of JBBCo.)	$73.2	$73.5
Investment	9.3	8.2
Accounts payable (commissions)	17.2	14.4
Accrued liabilities	7.2	24.7

Maxxium Worldwide B.V.

In 1999, the Spirits and Wine business formed an international sales and distribution joint venture named Maxxium Worldwide B.V. (Maxxium) to distribute and sell spirits and wine in key markets outside the United States. The joint venture partners include Remy-Cointreau, Highland Distillers and V&S. JBBCo. records sales at the time spirits are sold to third parties rather than at the time of shipment to Maxxium. As a result of forming this joint venture, the Company has guaranteed certain credit facilities and bank loans entered into by Maxxium up to an amount totaling $85 million, of which $76 million was outstanding as of December 31, 2004. At December 31, 2003, the guarantees totaled $79 million, of which $69 million was outstanding. JBBW has executed a Shareholder Loan Facility (Loan Facility) with Maxxium. There were no amounts outstanding under the Loan Facility as of either December 31, 2004 or December 31, 2003. The Loan Facility expires June 30, 2006.

JBBCo.’s balances related to Maxxium included the following:

(In millions)	2004	2003
Accounts receivable	$60.1	$39.4
Investment	64.6	64.9
Accounts payable (expense reimbursement)	13.7	16.0

Critical Accounting Policies and Estimates

Our accounting policies are described in Note 1 of Notes to Consolidated Financial Statements. The Consolidated Financial Statements are prepared in conformity with generally accepted accounting principles. Preparation of the financial statements requires us to make judgments, estimates and assumptions that affect the amounts of assets and liabilities in the financial statements and revenues and expenses during the reporting periods. We believe the following are the Company’s critical accounting policies due to the more significant, subjective and complex judgments and estimates used when preparing our consolidated financial statements. We regularly review our assumptions and estimates, which are based on historical experience.

Allowances for Doubtful Accounts

Trade receivables are recorded at the stated amount, less allowances for discounts, doubtful accounts and returns. Trade receivables do not include interest. The allowances represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations, usually due to customers’ potential insolvency or early payment of accounts receivables by our customers. The allowances include amounts for certain customers where a risk of default has been specifically identified. In addition, the allowances include a provision for customer defaults on a general formula basis when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions. In accordance with this policy, our allowance for discounts, doubtful accounts and returns for continuing operations was $44.5 million and $44.2 million as of December 31, 2004 and December 31, 2003, respectively.

Inventories

Inventories are priced at the lower of cost (principally first-in, first-out and average, with minor amounts at last-in, first-out) or market. In accordance with generally recognized trade practice, bulk whiskey inventories are classified as current assets, although the majority of these inventories ordinarily will not be sold within one year due to the duration of aging processes. Inventory reserves are recorded for obsolete or slow moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions, inventory turns and specific identification of items, such as product discontinuance or engineering/material changes.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in income. Betterments and renewals, which improve and extend the life of an asset, are capitalized; maintenance and repair costs are expensed. Estimated useful lives of the related assets are as follows:

Buildings and leasehold improvements	15 to 40 years
Machinery and equipment	3 to 10 years

Long-lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-lived Assets,” a long-lived asset (including amortizable identifiable intangibles) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. The cash flows are based on our best estimate at the time of future cash flow derived from the most recent business projections. If this comparison indicates that there is an impairment, the amount of the impairment is calculated using a quoted market price, or if unavailable, using discounted expected future cash flows. The discount rate applied to these cash flows is based on our weighted-average cost of capital, which represents the blended after-tax costs of debt and equity.

Goodwill and Indefinite-lived Intangibles

In accordance with Statement of Financial Accounting Standards No. 142 (FAS 142), “Goodwill and Other Intangible Assets,” goodwill is tested for impairment on an annual basis and under certain circumstances, and written down when impaired. An interim impairment test is required if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value.

We evaluate the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. We use a rate corresponding to our cost of capital, risk adjusted where appropriate, in determining discounted cash flows. Estimated cash flows are then determined by disaggregating our business segments to a reporting level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible and identifiable intangibles) and related goodwill, we perform an impairment test to measure and recognize the amount of the impairment loss, if any. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. In determining the estimated future cash flows, we consider current and projected future levels of income as well as business trends, prospects and market and economic conditions.

FAS 142 requires that purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Certain of our tradenames have been assigned an indefinite life as we currently anticipate that these tradenames will contribute cash flows to the Company indefinitely. Indefinite-lived intangible assets are not amortized, but are evaluated at each reporting period to determine whether the indefinite useful life is appropriate.

We review indefinite-lived intangibles for impairment annually, and whenever market or business events indicate there may be a potential impact on that intangible. We consider the implications of both external (e.g., market growth, pricing, competition, technology) and internal factors (e.g., product costs, margins, support expenses, capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business in developing and executing our short-term and long-term plans. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite-lived intangible assets associated with that segment are reviewed to determine whether they are likely to remain indefinite-lived, or whether a finite life is more appropriate. In addition, based on events in the period and future expectations, management considers whether the potential for impairment exists as required by FAS 142.

Our predominant method of approximating fair value in determining whether an impairment exists is to use cash flow projections. We measure impairment based on discounted expected future cash flows attributable to the tradename compared to the carrying value of that tradename. When separate cash flow information is not available, we use the relief-from-royalty approach. Fair value is represented by the present value of hypothetical royalty income over the remaining useful life. Where information is not available to determine an appropriate royalty rate, we utilize a profit split methodology, which is a customary valuation practice, to establish a reasonable royalty rate. Profit split analyses allocate economic income (EBITDA less returns on working capital and fixed assets employed) between a tradename and residual assets of the economic unit to determine of the expected profit margin associated with commercialization of the tradename. Additionally, independent valuation experts are used for periodic review and testing of management’s assumptions relative to all significant trade valuations and lives, and for independent research on market and competitive dynamics.

In conjunction with our ongoing review of the carrying value of our identifiable intangibles, in the year ended December 31, 2004, there were no write-downs of intangible assets. In the year ended December 31, 2003, we recorded a non-cash write-down of identifiable intangibles of $12.0 million, $8.0 million after tax ($0.05 basic and diluted per share) in discontinued operations to recognize the diminished values of certain trade names in conjunction with our repositioning plans for the Office business.

Warranty Reserves

We offer our customers various warranty terms based upon the type of product that is sold. We determine warranty expense in accordance with the policy established at each operating company. The main consideration is historic claim experience, which is company-specific based upon the nature of the product category. We generally record warranty expense in cost of products sold at the time of sale. Refer to Note 16 to the Consolidated Financial Statements.

Warranty expense for the years ended December 31, 2004 and 2003 were $33.9 million and $28.7 million, respectively.

Employee Benefit Plans

We provide a range of benefits to our employees and retired employees, including pensions, postretirement, post-employment and health care benefits. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by United States generally accepted accounting principles, the effect of our modifications are generally recorded and amortized over future periods. We believe that the assumptions utilized in recording our obligations under the Company’s plans are reasonable based on our experience and advice from our independent actuaries.

Pension expenses were $37.4 million and $28.1 million, respectively, in the years ended December 31, 2004 and 2003. Postretirement expenses were $14.1 million and $11.5 million, respectively, for the years ended December 31, 2004 and 2003. In 2005, we expect pension expense of approximately $41 million and postretirement benefit expense of approximately $15 million. A 25 basis point change (0.25%) in our discount rate assumption would lead to an increase or decrease in our pension expense and postretirement benefit expense of approximately $5 million and $0.5 million, respectively, for 2005. A 25 basis point change in the long-term rate of return used in accounting for the Company’s pension plans would have a $2.6 million impact on pension expense.

Income Taxes

In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” we establish deferred tax liabilities or assets for temporary differences between financial and tax reporting bases and subsequently adjust them to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

We do not provide for deferred taxes on undistributed earnings of foreign subsidiaries that we expect to permanently reinvest. The undistributed earnings of foreign subsidiaries were, in aggregate, $397.6 million at December 31, 2004, including $208.0 million related to discontinued operations.

Revenue Recognition

In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition,” we recognize revenue as products are shipped to customers, net of applicable provisions for discounts, returns and allowances. Criteria for recognition of revenue are when title and risk of loss have passed to the customer, persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. We also provide for our estimate of potential bad debt at the time of revenue recognition.

Amounts billed for shipping and handling are classified in “net sales” in the consolidated income statement. Costs incurred for shipping and handling are classified in “advertising, selling, general and administrative expenses.” Shipping and handling costs included in “advertising, selling, general and administrative expenses” were $185.3 million and $150.8 million for 2004 and 2003, respectively.

Customer Program Costs

Customer programs and incentives are a common practice in many of our businesses. These businesses incur customer program costs to obtain favorable product placement, to promote sell-through of that business’ products and to maintain competitive pricing. Customer program costs and incentives, including rebates and promotion and volume allowances, are accounted for as reductions to gross sales. These costs are recorded at the time of sale based on management’s best estimates. Estimates are based on historical and projected experience for each type of program or customer. Management periodically reviews accruals for these rebates and allowances, and adjusts accruals, when circumstances indicate (typically as a result of a change in volume expectations).

Stock-based Compensation

We apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our stock options. Accordingly, no compensation expense has been recognized for the stock option plans. Statement of Financial Accounting Standards No. 148 (FAS 148), “Accounting for Stock-Based Compensation — Transition and Disclosure,” requires disclosure of pro forma net income and pro forma earnings per share amounts as if compensation expense was recognized. For the required disclosure, FAS 148 allows the use of a fair-value method to measure compensation expense. Accordingly, we have adopted the use of the Black-Scholes option-pricing model to determine our compensation expense for disclosure purposes. The model requires the use of the following assumptions: an expected dividend yield; expected volatility; risk-free interest rate; and expected term. The weighted-average fair value of options granted during the years ended December 31, 2004 and 2003 were $16.47 and $13.40, respectively, per option. Based upon the range provided for the assumptions utilized, any alternative fair-values per option would not have materially differed from the fair values listed above. For example, a change in the expected term from 4.5 to 5 years, would have had a $0.78, or 5%, impact on the weighted-average fair value of options granted during the year ended December 31, 2004. Had FAS 148 been applied, the pro forma diluted EPS impact would have been a decrease of $0.17 and $0.12 per share, respectively, for 2004 and 2003.

Derivative Financial Instruments

In accordance with Statement of Financial Accounting Standards No. 133 (FAS 133), “Accounting for Derivative Instruments and Hedging Activities” and its related amendment Statement of Financial Accounting Standards No. 138 (FAS 138), “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” all derivatives are recognized as either assets or liabilities on the balance sheet and the measurement of those instruments is at fair value. If the derivative is designated as a fair value hedge and is effective, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the same period. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

Derivative gains or losses included in OCI are reclassified into earnings at the time the forecasted revenue or expense is recognized. During the year ended December 31, 2004, deferred losses of less than $0.1 million were reclassified to cost of sales. During the year ended December 31, 2003, $3.3 million in deferred losses were reclassified to cost of sales. We estimate that $9.6 million of derivative loss included in OCI as of December 31, 2004 will be reclassified to earnings within the next twelve months.

Foreign Currency Risk

Certain forecasted transactions, assets and liabilities are exposed to foreign currency risk. We continually monitor our foreign currency exposures in order to maximize the overall effectiveness of our foreign currency hedge positions. Principal currencies hedged include the Canadian dollar, Euro, Australian dollar and Pound sterling.

Interest Rate Risk

We may, from time to time, enter into interest rate swap agreements to manage our exposure to interest rate changes. Swap agreements involve the exchange of fixed and variable interest rate payments without exchanging the notional principal amounts. We record the payments or receipts on the agreements as adjustments to interest expense. At December 31, 2004 and 2003, we had outstanding interest rate swap agreements with an aggregate notional principal amount of $200 million. The swap agreements are based on our outstanding 2.875% notes due in 2006 which allow the swap agreements to be classified as a fair value hedge in accordance with FAS 133. The agreements effectively convert the interest paid on $200 million of underlying debt securities from a fixed rate to a floating rate based on a LIBOR reference rate.

Cost Initiatives

We continuously evaluate the productivity of our supply chains and existing asset base, and actively seek to identify opportunities to improve our cost structure. Future opportunities may involve, among other things, the reorganization of operations, the relocation of manufacturing or assembly to locations generally having lower costs and the efficient sourcing of products or components from third party suppliers. Implementing any significant cost reduction and efficiency opportunities could result in charges.

Segment Results of Operations

Home and Hardware

2004 Compared to 2003

Net sales increased $863.8 million, or 30%. The increase was attributable to the impact of acquisitions (Therma-Tru, Capital Cabinets, American Lock, Dudley and Sentinel, in aggregate $382 million excluding internal growth), line extensions and new products ($317 million), expanded customer relationships (particularly in cabinets and entry doors), a robust housing market, and price increases on select products, as well as favorable foreign exchange ($24 million).

Operating income increased $117.2 million, or 24%, on the benefit of acquisitions, higher sales and productivity improvements, partially offset by higher commodity costs, particularly steel and particleboard, and restructuring and restructuring-related charges this year.

In June 2004, Therma-Tru acquired Sentinel Doors Ltd., a leading U.K. manufacturer and installer of complete composite entry door systems, and Master Lock acquired the assets of Dudley Inc., a leading brand of school locker locks in Canada. The aggregate purchase price of these two acquisitions was $30.9 million.

In November 2003, the Home and Hardware business acquired Therma-Tru Holdings, Inc., the leading manufacturer of residential entry door systems in the United States. The acquisition price was $924.0 million.

In June 2003, MasterBrand Cabinets acquired Capital Cabinet Corporation, a U.S.-based manufacturer of kitchen and bath cabinets. In April 2003, Master Lock acquired American Lock Company, the largest U.S.-based manufacturer of solid body commercial padlocks.

In October 2003, Waterloo Industries announced plans to consolidate manufacturing from four facilities into three. Related to that action, in 2004 Waterloo recorded restructuring and restructuring-related charges to complete the program.

We expect that the Home and Hardware business will continue to benefit from expanding customer relationships as well as strong long-term demographic trends supporting the home repair and remodeling and new home construction markets, particularly for kitchen and bath products and residential door systems. These trends include factors such as growth in the number of U.S. households, increases in household wealth and the aging of the housing stock.

Our Home and Hardware business may be impacted by U.S. economic conditions, including mortgage interest rates, and their potential impact on the U.S. housing and remodeling markets. The business may also be affected by additional increases in the costs of certain commodities including higher fuel-related costs, although these higher costs have been, and we believe will continue to be, largely offset by select price increases. In addition, the Home and Hardware business continues to face pricing pressure associated with consolidation of the industry customer base. This consolidation may also present opportunities for the most efficient suppliers.

Spirits and Wine

2004 Compared to 2003

Net sales increased $78.3 million, or 7%, principally on favorable foreign exchange ($27 million), strong worldwide growth in Jim Beam bourbon, higher pricing for Jim Beam bourbon and mid-tier brands in the U.S. and the acquisition of Wild Horse Winery.

Operating income increased $30.9 million, or 10%, on the higher sales and favorable foreign exchange, partly offset by increased investment in key brand-building initiatives.

We expect that our Spirits and Wine business will benefit from growth in the premium and super-premium spirits markets on which it focuses product development and marketing activities. Factors in the spirits and wine industry that could adversely affect results include possible further consolidation of suppliers, distributors and retailers, possible excise tax increases, increased regulation, class actions and/or other litigation, and price competition.

Golf

2004 Compared to 2003

Net sales increased $90.5 million, or 8%. The increase was attributable to continued volume growth across categories (golf clubs, golf balls, golf footwear, gloves and accessories—$66 million) driven by the introduction of successful new golf products and line extensions, as well as favorable foreign exchange ($31 million).

Operating income increased $14.7 million, or 11%, on higher sales, favorable foreign exchange and increased sales of higher margin Titleist golf balls.

In April 2003, our Golf business announced plans to consolidate three golf ball manufacturing facilities into its two newest production facilities. This consolidation has created manufacturing efficiencies while preserving capacity to meet expected demand. Related to this consolidation, in 2004 we recorded $6.2 million in pre-tax restructuring and restructuring-related charges to complete this program.

The U.S. golf industry is highly competitive. The underlying market is impacted by various factors that affect rounds of play, including economic conditions, weather conditions, destination travel and corporate spending. Despite favorable demographics of an aging population (rounds of play increase with age), rounds of play in the U.S. have decreased over the past four years and were essentially flat in 2004. Our golf business has outperformed the market. While competitors with high inventories in the marketplace, especially for clubs, resorted to significant price discounting, retail inventories of our golf products were not excessive and we maintained relatively strong pricing on current products. The future success of our Golf business will depend upon continued innovation and marketing across product categories.

Quarterly Financial Data	Fortune Brands, Inc. and Subsidiaries
Unaudited

(In millions, except per share amounts)

2004	1st		2nd		3rd		4th
Net sales		$1,436.9		$1,620.7		$1,508.3		$1,579.3
Gross profit		588.8		678.1		620.2		626.6
Operating income		215.6		296.1		249.3		263.6
Income from continuing operations		131.0		174.0		188.8		222.2
Income from discontinued operations		8.7		(6.2)		38.0		27.3

Net income		139.7		167.8		226.8		249.5
Earnings per common share
Basic
Income from continuing operations Net income	$ $	.89 .95	$ $	1.19 1.15	$ $	1.31 1.57	$ $	1.54 1.73
Diluted
Income from continuing operations		$.87		$1.15		$1.27		$1.49
Net income		$.92		$1.11		$1.52		$1.68

2003	1st		2nd		3rd		4th
Net sales		$1,142.2		$1,329.4		$1,297.1		$1,343.9
Gross profit		463.5		692.8		541.9		553.4
Operating income		166.0		244.9		223.3		234.1
Income from continuing operations		95.0		179.3		139.3		138.5
Income from discontinued operations		4.5		(2.6)		6.8		18.4

Net income		99.5		176.7		146.1		156.9
Earnings per common share
Basic
Income from continuing operations		$.65		$1.24		$.96		$.94
Net income		$.68		$1.22		1.01		$1.07
Diluted
Income from continuing operations		$.63		$1.20		$.93		$.92
Net income		$.66		$1.18		$.98		$1.04

Financial Condition

Net Cash Provided by Operating Activities

Cash generation continued to be strong in 2004. Net cash provided by operating activities in 2004 was $791.9 million compared with $790.7 million in 2003. The principal items impacting the change were higher net income in 2004, improved working capital efficiency and receipt of insurance proceeds from the Jim Beam warehouse fire last year, offset by higher working capital to support sales growth (accounts receivable and inventory), as well as the timing of accounts receivable payments receivable in 2005 instead of 2004 and the absence of a tax refund in 2003.

Net Cash Used by Investing Activities

Net cash used by investing activities for the year ended December 31, 2004 was $245.3 million, compared to net cash used of $1,229.6 million for the year ended December 31, 2003. The main reason for the decrease is less investment in acquisitions in 2004.

Capital Expenditures

We focus our capital spending on growth initiatives and becoming the lowest cost producers of the highest quality products. Capital expenditures in 2004 of $241.7 million were $48 million higher than 2003, primarily due to 2004 spending for Therma-Tru, which Home and Hardware acquired in November 2003. We currently estimate 2005 capital expenditures will be in the range of $225 to $250 million, including discontinued operations. We expect to generate these funds internally.

Acquisitions, Dispositions and Joint Ventures

In 2004, Therma-Tru acquired Sentinel Doors Ltd., a leading U.K. manufacturer and installer of complete composite entry door systems and Master Lock acquired the assets of Dudley Inc., a leading brand of school locker locks in Canada. The aggregate purchase price of these two acquisitions was $30.9 million.

In 2003, the Home and Hardware business acquired Therma-Tru Holdings, Inc. for net cash of $924.0 million. In addition, our subsidiaries also acquired Wild Horse Winery, Capital Cabinet Corporation, American Lock Company and renewed licenses for Gilbey’s gin and vodka and acquired trademark rights to the Kamchatka vodka brand in California. The aggregate cost of these acquisitions was $123.7 million.

Net Cash Provided and Used by Financing Activities

Net cash used by financing activities for the year ended December 31, 2004 was $515.6 million, as compared to net cash provided of $515.4 million in 2003. The change of $1.0 billion was primarily due to issuance of long-term debt of $599 million in 2003 to fund the acquisition of Therma-Tru, and higher share repurchases.

In November 2003, we acquired Therma-Tru Holdings, Inc. for net cash of $924.0 million. Initial financing of the acquisition was executed with issuance of commercial paper and subsequently partially paid down with two long-term debt issues totaling $600 million. This included $300 million of three-year notes and $300 million of ten-year notes.

Dividends

In 2004, we paid common dividends of $1.26 per share. Dividends paid to common stockholders in 2004 increased to $182.9 million from $166.9 million in 2003 as the increase in our dividend rate offset the lower shares outstanding. With the September 28, 2004 dividend payment, we increased the common stock quarterly dividend by 10% to $0.33 per share, or an indicated annual rate of $1.32 per share, reflecting the strength of our cash flow and operating performance, and our confidence in the Company’s prospects.

Liquidity and Capital Resources

At December 31, 2004, total debt decreased $61.0 million to $1.9 billion. Short-term debt and long-term debt decreased $59.7 million and $3.1 million, respectively. Our total debt-to-total capital ratio decreased to 34.9% at December 31, 2004 from 39.0% at December 31, 2003. The decrease was primarily a result of a decrease in debt coupled with higher equity due to net income in excess of dividends and share repurchases.

At December 31, 2004, $2 billion of debt and equity securities were available for public sale under our universal shelf registration with the Securities and Exchange Commission.

At December 31, 2004, we maintained a $1.0 billion, five-year revolving credit agreement with various banks, which the Company entered into in July 2004. The interest rate was set at the time of each borrowing. The facility fee of 0.08% per annum is subject to increases up to a maximum fee of 0.15% per annum in the event the long-term debt rating falls below specified levels. Borrowings under the agreements are made for general corporate purposes, including acquisitions, share repurchases and support for the Company’s short-term borrowings in the commercial paper market.

We believe that our internally generated funds, together with access to global credit markets, are adequate to meet our capital needs in both the short- and long-term.

Working capital (current assets net of current liabilities) increased $457.8 million to $605.9 million at December 31, 2004. The principal reasons for the increase were higher accounts receivable primarily due to higher fourth quarter sales and increased inventories (to support growth at the Home & Hardware companies, and higher bulk inventories at Spirits & Wine), partly offset by improvements in working capital efficiency.

Foreign Exchange

We have investments in various foreign countries, principally Australia and Canada (and the United Kingdom for discontinued operations). Therefore, changes in the value of the currencies of these countries affect our balance sheet and cash flow statements when translated into U.S. dollars.

Interest Rates

We may, from time to time, enter into interest rate swap agreements to manage our exposure to interest rate changes. Swap agreements involve the exchange of fixed and variable interest rate payments without exchanging the notional principal amount. We record the payments or receipts on the agreements as adjustments to interest expense. At December 31, 2004 and 2003, the Company had outstanding interest rate swap agreements with an aggregate notional principal amount of $200 million. The swap agreements are based on the outstanding 2.875% notes due in 2006 which allow the agreements to be classified as a fair value hedge in accordance with FAS 133. The agreements effectively convert the interest paid on $200 million of underlying debt securities from a fixed rate to a floating rate based on a LIBOR reference rate.

The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair value of our $1,239.9 million and $1,443.1 million total long-term debt (including current portion) at December 31, 2004 and 2003 was approximately $1,341.1 million and $1,564.8 million, respectively. The fair value is determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit ratings and the remaining terms to maturity.

Minority Interest in Consolidated Subsidiaries

Minority interest in consolidated subsidiaries increased $1.5 million to $358.0 million.

Stockholders’ Equity

Stockholders’ equity at year-end 2004 increased $490.1 million principally due to higher net income, partly offset by dividends and share repurchases. We purchased, through open market purchases, $326.4 million (4.4 million shares) and $207.2 million (4.1 million shares) of common stock during 2004 and 2003, respectively.

Common Stock Repurchase Program

On February 24, 2004, our Board of Directors approved a share repurchase program pursuant to which we could purchase up to 5,000,000 shares of our common stock from March 1, 2004 to February 28, 2005. In 2004, we repurchased an aggregate of 4.4 million shares of our common stock, at an average purchase price of $73.58 per share under this program.

On February 22, 2005, our Board of Directors approved a new share repurchase program. The program authorizes our management to purchase up to 5,000,000 shares in open market transactions or privately negotiated transactions from March 1, 2005 to February 28, 2006. The program approved on February 22, 2005 replaces the similar program described above that expired on February 28, 2005. As with the prior program, our Board of Directors also granted authority to the Board’s Executive Committee to authorize the purchase of up to an additional 5,000,000 shares on or prior to February 28, 2006 to the extent the Executive Committee determines it appropriate.

Contractual Obligations and Other Commercial Commitments

The following table and discussion represent our obligations and commitments to make future payments under contracts, such as debt and lease agreements, and under contingent commitments, such as debt guarantees, as of December 31, 2004.

(In millions)	Payments Due by Period as of December 31, 2004
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Short-term borrowings	$669.8	$669.8	$—	$—	$—
Long-term debt	1,241.1	0.1	300.0	200.0	741.0
Capital lease obligations	0.6	0.3	0.3	—	—
Operating leases	126.8	38.7	49.2	25.8	13.1
Interest payments on long-term debt	862.6	68.7	128.7	101.3	563.9
Purchase obligations(1)	563.9	302.2	143.2	113.6	4.9

(1)Purchase obligations include contracts for raw material and finished goods purchases; advertising, selling and administrative services; and capital expenditures.

In addition to the contractual obligations listed above, we also had other commercial commitments for which we are contingently liable as of December 31, 2004. These include the guarantee of certain credit facilities and bank loans entered into by Maxxium up to an amount totaling $85 million, of which no amount expires in less than one year with the entire $85 million due in one to three years; a Shareholder Loan Facility executed by JBBW and Maxxium amounting to $20 million, for which no amounts were outstanding and which expires in one to three years; Standby Letters of Credit of $54.1 million of which $40.6 million were due in less than one year with the remaining $13.5 million due in one to three years; and Surety Bonds of $22.0 million of which $21.5 million were due in less than one year with the remaining $0.5 million due in one to three years. In addition, V&S holds an option which may require us to repurchase JBBW preferred stock, which V&S purchased for $344.5 million net of returns of capital, at fair value in whole or in part any time after May 31, 2004 or upon a change in control of JBBW, JBBCo., or certain other events. These contingent commitments are not expected to have a significant impact on our liquidity.

In addition to the obligations described above, JBBCo. in the event of the default of Future Brands, is required to satisfy certain of Future Brands’ financial obligations. These obligations include, but are not limited to, making payments to suppliers, employees and other parties with which Future Brands has contracts.

We do not have any other material off-balance sheet obligations.

Financial Statements and Supplementary Data.

Consolidated Statement of Income	Fortune Brands, Inc. and Subsidiaries

	For years ended December 31
(In millions, except per share amounts)	2004	2003
NET SALES	$6,145.2	$5,112.6
Cost of products sold	3,342.1	2,686.5
Excise taxes on spirits and wine	299.7	302.0
Advertising, selling, general and administrative expenses	1,433.6	1,236.4
Amortization of intangibles	35.4	17.2
Restructuring charges	9.8	2.2

OPERATING INCOME	1,024.6	868.3
Interest expense	77.3	63.9
Other income, net	(47.0)	(38.2)

Income from continuing operations before income taxes and minority interests	994.3	842.6
Income taxes	261.1	275.3
Minority interests	17.2	15.2

Income from continuing operations	$716.0	$552.1
Income from discontinued operations, net of tax	67.8	27.1

NET INCOME	$783.8	$579.2

EARNINGS PER COMMON SHARE
Basic
Continuing operations	$4.93	$3.78
Discontinued operations	.47	.19

Net earnings	$5.40	$3.97
Diluted
Continuing operations	$4.78	$3.68
Discontinued operations	.45	.18

Net earnings	$5.23	$3.86

DIVIDENDS PAID PER COMMON SHARE	$1.26	$1.14

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	145.1	145.6
Diluted	149.9	150.3

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet	Fortune Brands, Inc. and Subsidiaries

	December 31
(In millions, except per share amounts)	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$85.1	$44.1
Accounts receivable from customers less allowances for discounts, doubtful accounts and returns (2004 $44.5 and 2003 $44.2)	654.5	602.3
Accounts receivable from related parties	133.3	112.9
Inventories
Bulk whiskey	268.1	231.4
Other raw materials, supplies and work in process	285.8	246.8
Finished products	361.8	321.8

Total inventories	915.7	800.0
Other current assets	256.8	225.9
Current assets of discontinued operations	596.5	496.4

TOTAL CURRENT ASSETS	2,641.9	2,281.6
Property, plant and equipment
Land and improvements	93.5	89.6
Buildings and improvements to leaseholds	544.4	535.0
Machinery and equipment	1,499.2	1,466.2
Construction in progress	107.0	78.6

	2,244.1	2,169.4
Less accumulated depreciation	1,024.6	981.5

Property, plant and equipment, net	1,219.5	1,187.9
Goodwill resulting from business acquisitions	2,005.1	2,439.5
Other intangible assets resulting from business acquisitions, net of accumulated amortization (2004 $225.2 and 2003 $187.3)	1,232.1	772.6
Investments in related parties	73.9	74.9
Other assets	343.9	326.2
Non-current assets of discontinued operations	367.2	362.2

TOTAL ASSETS	$7,883.6	$7,444.9

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet	Fortune Brands, Inc. and Subsidiaries

	December 31
(In millions, except per share amounts)	2004	2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$23.0	$21.3
Commercial paper	646.8	506.3
Current portion of long-term debt	0.4	200.5
Accounts payable to vendors	240.3	214.3
Accounts payable to related parties	30.9	30.4
Accrued taxes	181.8	333.2
Accrued customer programs	151.0	129.8
Accrued salaries, wages and other compensation	158.7	140.3
Accrued expenses and other current liabilities	279.2	271.7
Other current liabilities to related parties	7.2	24.7
Current liabilities of discontinued operations	316.7	261.0

TOTAL CURRENT LIABILITIES	2,036.0	2,133.5
Long-term debt	1,239.5	1,242.6
Deferred income	146.3	173.3
Deferred income taxes	397.9	353.5
Accrued retiree benefits	90.6	105.7
Postretirement and other liabilities	361.6	280.6
Long-term liabilities of discontinued operations	44.1	79.7

TOTAL LIABILITIES	4,316.0	4,368.9
Minority interest in consolidated subsidiaries	358.0	356.5
Stockholders’ equity
$2.67 Convertible Preferred stock	7.1	7.5
Common stock, par value $3.125 per share, 229.6 shares issued	717.4	717.4
Paid-in capital	155.8	126.7
Accumulated other comprehensive income (loss)	6.4	(89.8)
Retained earnings	5,526.1	4,925.8
Treasury stock, at cost	(3,203.2)	(2,968.1)

TOTAL STOCKHOLDERS’ EQUITY	3,209.6	2,719.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,883.6	$7,444.9

See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	Fortune Brands, Inc. and Subsidiaries

	For years ended December 31
(In millions)	2004	2003
OPERATING ACTIVITIES
Net income	$783.8	$579.2
Restructuring charges	6.9	11.8
Depreciation and amortization	221.0	192.6
Deferred taxes	42.9	91.9
Deferred income	(27.0)	(27.0)
Write-down of identifiable intangibles	—	12.0
(Increase) decrease in accounts receivable	(109.7)	(34.5)
(Increase) decrease in inventories	(113.6)	(29.8)
(Increase) decrease in other assets	3.7	(61.7)
Increase (decrease) in accounts payable	38.6	40.0
Decrease in accrued taxes	(93.1)	(16.5)
Increase (decrease) in accrued expenses and other liabilities	(14.1)	10.4
Tax benefit on the exercise of stock options	35.0	27.6
Other operating activities, net	17.5	(5.3)

NET CASH PROVIDED BY OPERATING ACTIVITIES	791.9	790.7
INVESTING ACTIVITIES
Additions to property, plant and equipment	(241.7)	(193.9)
Acquisitions, net of cash acquired	(30.9)	(1,047.7)
Proceeds from the disposition of property, plant and equipment	26.1	12.0
Proceeds from the disposition of operations, net of taxes and cash	1.2	—

NET CASH USED BY INVESTING ACTIVITIES	(245.3)	(1,229.6)

FINANCING ACTIVITIES
Increase in short-term debt, net	138.8	365.2
Issuance of long-term debt	—	599.0
Repayment of long-term debt	(203.6)	(132.6)
Dividends to stockholders	(183.5)	(166.9)
Cash purchases of common stock for treasury	(326.4)	(207.2)
Proceeds received from exercise of stock options	77.8	96.0
Other financing activities, net	(18.7)	(38.1)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(515.6)	515.4
Effect of foreign exchange rate changes on cash	29.3	12.7

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$60.3	$89.2

Cash and cash equivalents at beginning of year (including discontinued operations)	$104.6	$15.4
Continuing operations	44.1	(26.8)
Discontinued operations	60.5	42.2
Cash and cash equivalents at end of year	164.9	104.6
Continuing operations	85.1	44.1
Discontinued operations	79.8	60.5
Cash paid during the year for (including discontinued operations)
Interest	$91.0	$74.9
Income taxes	310.3	163.8

See Notes to Consolidated Financial Statements.

Consolidated Statement of Stockholders’ Equity	Fortune Brands, Inc. and Subsidiaries

(In millions except per share amounts)	$2.67 Convertible Preferred Stock	Common Stock	Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock, At Cost	Total
Balance at December 31, 2002	$7.9	$717.4	116.0	$(161.2)	$4,513.5	$(2,880.4)	$2,313.2

Comprehensive income
Net income	—	—	—	—	579.2	—	579.2
Foreign exchange adjustments	—	—	—	76.0	—	—	76.0
Minimum pension liability adjustments	—	—	—	(4.6)	—	—	(4.6)
Total comprehensive Income	—	—	—	71.4	579.2	—	650.6
Dividends ($1.14 per share)	—	—	—	—	(166.9)	—	(166.9)
Purchases (4.1 shares)	—	—	—	—	—	(204.5)	(204.5)
Tax benefit on exercise of stock options	—	—	27.6	—	—	—	27.6
Conversion of preferred stock (<0.1 shares) and delivery of stock plan shares (3.2 shares)	(0.4)	—	(16.9)	—	—	116.8	99.5

Balance at December 31, 2003	$7.5	$717.4	$126.7	$(89.8)	$4,925.8	$(2,968.1)	$2,719.5

Comprehensive income
Net income	—	—	—	—	783.8	—	783.8
Foreign exchange adjustments	—	—	—	52.2	—	—	52.2
Minimum pension liability adjustments	—	—	—	44.0	—	—	44.0

Total comprehensive Income	—	—	—	96.2	783.8	—	880.0
Dividends ($1.26 per share)	—	—	—	—	(183.5)	—	(183.5)
Purchases (4.4 shares)	—	—	—	—	—	(322.1)	(322.1)
Tax benefit on exercise of stock options	—	—	35.0	—	—	—	35.0
Conversion of preferred stock (<0.1 shares) and delivery of stock plan shares (2.3 shares)	(0.4)	—	(5.9)	—	—	87.0	80.7

Balance at December 31, 2004	$7.1	$717.4	$155.8	$6.4	$5,526.1	$(3,203.2)	$3,209.6

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Fortune Brands, Inc. and Subsidiaries

1. Significant Accounting Policies

Basis of Presentation The consolidated financial statements include the accounts of Fortune Brands, Inc., after elimination of intercompany transactions, majority-owned subsidiaries (excluding a subsidiary, Future Brands LLC, in which a third party has substantive participating rights) and a subsidiary, Acushnet Lionscore Limited, in which it holds a minority interest but has substantive control as a result of the Company having operational decision-making powers over the entity. The accounts of certain foreign subsidiaries are consolidated as of November 30. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses for the reporting periods. Actual results for future periods could differ from those estimates.

Certain reclassifications have been made in the prior years’ financial statements to conform to the current year presentation. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations related to the 2005 spin-off of ACCO World Corporation were reclassified and separately stated in the accompanying consolidated statements of income for the years ended December 31, 2004 and 2003. The assets and liabilities of this discontinued operation were reclassified in the accompanying consolidated balance sheets as of December 31, 2004 and 2003. The cash flows from discontinued operations for the years ending December 31, 2004 and 2003 were not separately classified on the accompanying consolidated statements of cash flows.

Cash and Cash Equivalents Highly liquid investments with an original maturity of three months or less are included in cash and cash equivalents.

Allowances for Doubtful Accounts Trade receivables are recorded at the stated amount less allowances for discounts, doubtful accounts and returns. Trade receivables do not include interest. The allowances represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations, usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. In addition, the allowances include a provision for customer defaults on a general formula basis when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

Inventories Inventories are priced at the lower of cost (principally first-in, first-out and average, with minor amounts at last-in, first-out) or market. In accordance with generally recognized trade practice, bulk whiskey inventories are classified as current assets, although the majority of these inventories, due to the duration of aging processes, ordinarily will not be sold within one year.

Property, Plant and Equipment Property, plant and equipment are carried at cost. Depreciation is provided, principally on a straight-line basis, over the estimated useful lives of the assets. Gains or losses resulting from dispositions are included in income. Betterments and renewals, which improve and extend the life of an asset, are capitalized; maintenance and repair costs are expensed as incurred. Estimated useful lives of the related assets are as follows:

Buildings and leasehold improvements	15 to 40 years
Machinery and equipment	3 to 10 years

Long-lived Assets In accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-lived Assets,” a long-lived asset (including amortizable identifiable intangibles) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, we compare the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of a long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Company’s weighted-average cost of capital, risk adjusted where appropriate, which represents the blended after-tax costs of debt and equity.

Goodwill and Indefinite-lived Intangibles Statement of Financial Accounting Standards No. 142 (FAS 142), “Goodwill and Other Intangible Assets,” requires goodwill to be tested for impairment on an annual basis and under certain circumstances, and written down when impaired, rather than amortized as previous standards required. An interim impairment test is required if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value.

We evaluate the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. We use a rate corresponding to our cost of capital, risk adjusted where appropriate, in determining discounted cash flows. Estimated cash flows are then determined by disaggregating the business segments to a reporting level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible and identifiable intangibles) and related goodwill, we perform an impairment test to measure the amount of the impairment loss, if any. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. In determining the estimated future cash flows, we consider current and projected future levels of income based on management’s plans for that business, as well as business trends, prospects and market and economic conditions.

FAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Certain of our tradenames have been assigned an indefinite life as it was deemed that these tradenames are currently anticipated to contribute cash flows to the Company indefinitely. Indefinite-lived intangible assets will not be amortized, but are required to be evaluated at each reporting period to determine whether the indefinite useful life is appropriate.

We review indefinite-lived intangibles for impairment annually, and whenever market or business events indicate there may be a potential impact on that intangible. We consider the implications of both external (e.g., market growth, pricing, competition, technology) and internal factors (e.g., product costs, margins, support expenses, capital investment) and their potential impact on cash flows for each business in both the near and long term, as well as their impact on any identifiable intangible asset associated with the business in developing and executing our short-term and long-term plans. Based on recent business results, consideration of significant external and internal factors, and the resulting business projections, indefinite-lived intangible assets associated with that segment are reviewed to determine whether they are likely to remain indefinite-lived, or whether a finite life is more appropriate. In addition, based on events in the period and future expectations, management considers whether the potential for impairment exists as required by FAS 142.

Our predominant method of approximating fair value in determining whether an impairment exists is to use cash flow projections. We measure impairment based on discounted expected future cash flows attributable to the tradename compared to the carrying value of that tradename. When separate cash flow information is not available, we use the relief-from-royalty approach. Fair value is represented by the present value of hypothetical royalty income over the remaining useful life. Where information is not available to determine an appropriate royalty rate, we utilize a profit split methodology, which is a customary valuation practice, to establish a reasonable royalty rate. Profit split analyses allocate economic income (EBITDA less returns on working capital and fixed assets employed) between a tradename and residual assets of the economic unit in determination of the expected profit margin associated with commercialization of the tradename. Additionally, independent valuation experts are used for periodic review and testing of management’s assumptions relative to all significant trade valuations and lives, and for independent research on market and competitive dynamics.

In conjunction with our ongoing review of the carrying value of our identifiable intangibles, in 2003, the Company recorded a non-cash write-down of identifiable intangibles of $12.0 million, $8.0 after tax in discontinued operations in conjunction with the repositioning of the Office business. There were no write-downs in 2004.

Warranty Reserves We offer customers various warranty terms based upon the type of product that is sold. We determine warranty expense in accordance with the policy established at each operating company. The main consideration is historic claim experience, which is company-specific based upon the nature of the product category. Warranty expense is generally recorded in cost of products sold at the time of sale. Refer to Note 16 in the Consolidated Financial Statements.

Employee Benefit Plans We provide a range of benefits to employees and retired employees, including pensions, post-retirement, post-employment and health care benefits. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which reflect various actuarial assumptions, including discount rates, expected long-term rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. The discount rate is based on high quality, fixed income bonds with maturities corresponding to the benefit obligations. The long-term expected rate of return on plan assets reflects the mix of the plan asset investments. Compensation increases reflect expected future compensation trends. The health care cost trend rates reflect expected changes in health care costs based on historical rates and estimates of future changes. We review our actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by U.S. generally accepted accounting principles, the effect of the modifications are generally recorded or amortized over future periods. We believe that the assumptions utilized in recording obligations under the plans, which are presented in Note 11 to the Consolidated Financial Statements, are reasonable based on experience and on advice from independent actuaries. We will continue to monitor these assumptions as market conditions warrant.

Environmental The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. We adjust accruals as new information develops or circumstances change, and accruals are not discounted. At December 31, 2004 and 2003, environmental accruals amounted to $46.2 million and $48.5 million, respectively, and are included a non-current liability on the balance sheet.

Income Taxes In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” we establish deferred tax liabilities or assets for temporary differences between financial and tax reporting bases and subsequently adjust them to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

We do not provide deferred income taxes on undistributed earnings of foreign subsidiaries that we expect to permanently reinvest. The undistributed earnings of foreign subsidiaries aggregated $397.6 million at December 31, 2004, including $208.0 million related to discontinued operations.

Revenue Recognition In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” the Company recognizes revenue as products are shipped to customers, net of applicable provisions for discounts, returns and allowances. We also provide for an estimate of potential bad debt at the time of revenue recognition.

Amounts billed for shipping and handling are classified in “net sales to customers” in the consolidated income statement. Costs incurred for shipping and handling are classified in “advertising, selling, general and administrative expenses.” Shipping and handling costs included in “advertising, selling, general and administrative expenses” were $185.3 million and $150.8 million for 2004 and 2003, respectively.

Customer Program Costs The Company generally recognizes customer program costs in either “net sales to customers” or the category “advertising, selling, general and administrative expenses” at the time the program is initiated and/or the revenue is recognized. The costs recognized in “net sales to customers” include, but are not limited to, general customer program-generated expenses, cooperative advertising programs, volume allowances and promotional allowances. The costs typically recognized in “advertising, selling, general and administrative expenses” include point of sale materials and store service fees.

In addition, “accrued customer programs” principally include general customer program costs, cooperative advertising, volume allowances and shared media. Volume allowances are accrued based on management’s estimates of customer volume achievement and other factors incorporated into customer agreements, such as new product purchases, store sell-through, merchandising support, level of returns and customer employee training.

Advertising Costs Advertising costs, which amounted to $512.0 million and $470.5 million for 2004 and 2003, respectively, are principally expensed as incurred.

We capitalize certain direct response advertising costs, which relate to catalogs mailed to new and existing customers in the Office business. We amortize ongoing direct response advertising costs over the life of the advertising, usually not longer than three months. Deferred direct response advertising as of December 31, 2004 and 2003 was $0.5 million and $0.4 million, respectively.

Research and Development Research and development expenses, which amounted to $68.7 million and $58.1 million in 2004 and 2003, respectively, are expensed as incurred.

Stock-based Compensation We elected to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock plans as allowed under Financial Accounting Standards No. 148 (FAS 148), “Accounting for Stock-Based Compensation — Transition and Disclosure.” As a result, no compensation expense has been recognized for the stock options plans. In accordance with FAS 148 we, for purposes of its pro forma disclosure, determined our compensation expense in accordance with the Black-Scholes option-pricing model. Had compensation cost for the fixed stock options been determined consistent with FAS 148, pro forma net income and earnings per common share for 2004 and 2003 would have been as follows:

(In millions, except per share amounts)		2004	2003
Net income — as reported		$783.8	$579.2
Add:	Stock-based employee compensation (performance awards) included in reported net income, net of tax	12.3	11.9
Deduct:	Total stock-based employee compensation (performance awards and options) determined under the fair-value based method for all awards, net of tax	(39.1)	(30.1)

Pro forma net income		$757.0	$561.0

Earnings per common share
Basic — as reported		$5.40	$3.97
Basic — pro forma		$5.21	$3.85

Diluted — as reported		$5.23	$3.86
Diluted — pro forma		$5.06	$3.74

Foreign Currency Translation Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange at the balance sheet date. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to a separate component of the “Accumulated other comprehensive loss” caption in stockholders’ equity. Some transactions are made in currencies different from an entity’s functional currency. Gains and losses on these foreign currency transactions are classified on the statement of income depending on the nature of the item.

Derivative Financial Instruments In accordance with Statement of Financial Accounting Standards Statement No. 133 (FAS 133), “Accounting for Derivative Instruments and Hedging Activities” and its related amendment Statement of Financial Accounting Standards Statement No. 138 (FAS 138), “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” all derivatives are recognized as either assets or liabilities on the balance sheet and measurement of those instruments is at fair value. If the derivative is designated as a fair value hedge and is effective, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the same period. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

Derivative gains or losses included in OCI are reclassified into earnings at the time the forecasted revenue or expense is recognized. During the year ended December 31, 2004, less than $0.1 million in deferred losses were reclassified to cost of products sold. During the year ended December 31, 2003, $3.3 million in deferred losses were reclassified to cost of products sold. We estimate that $9.6 million of derivative loss included in OCI as of December 31, 2004 will be reclassified to earnings within the next twelve months.

Foreign Currency Risk Certain forecasted transactions, assets and liabilities are exposed to foreign currency risk. We continually monitor our foreign currency exposures in order to maximize the overall effectiveness of our foreign currency hedge positions. Principal currencies hedged include the Canadian dollar, Euro, Australian dollar and Pound sterling.

Interest Rate Risk We may, from time to time, enter into interest rate swap agreements to manage our exposure to interest rate changes. Swap agreements involve the exchange of fixed and variable interest rate payments without exchanging the notional principal amounts. We record the payments or receipts on the agreements as adjustments to interest expense. At December 31, 2004 and 2003, we had outstanding interest rate swap agreements on the outstanding 2.875% notes due in 2006 which allow the agreements to be classified as a fair value hedge in accordance with FAS 133. The agreements effectively convert the interest paid on $200 million of underlying debt securities from a fixed rate to a floating rate based on a LIBOR reference rate.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” which was effective for newly created variable interest entities as of January 31, 2003 and was effective for existing variable interest entities as of October 1, 2003. The objective of FIN 46 is to improve financial reporting by companies having transactions involving variable interest entities. In December 2003, the FASB issued a revision to FIN 46 (FIN46R). FIN 46 and FIN 46R did not have a material impact on our results or financial position.

In May 2004, the FASB issued FASB Staff Position No. 106-2 (FSP 106-2), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (‘the Medicare Prescription Act’).” FSP 106-2 provides guidance on the accounting for, and disclosure of, the effects of the Medicare Prescription Act enacted in December 2003. The Medicare Prescription Act will provide a prescription drug benefit under Medicare Part D, as well as provide a federal subsidy to employers that provide a program for prescription drug benefits that is at least actuarially equivalent to Medicare Part D.

We adopted FSP 106-2 prospectively in the third quarter of 2004. Several of our postretirement plans qualify for the federal subsidy; however, the adoption of FSP 106-2 did not have a material impact on our results of operations. The subsidy, which will result in lower future expense, reduced our accumulated postretirement benefit obligation by $10.9 million, or 6%.

In December 2004, the FASB issued FASB Staff Position No. 109-2 (FSP 109-2), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (the Act).” The Act provides for a special one-time dividends received deduction on the repatriation of foreign earnings. As a result of FSP 109-2, we recorded an income tax benefit of $4.6 million in 2004 in income from continuing operations. Income tax expense of $1.2 million was recorded in discontinued operations. See Note 13 to the Consolidated Financial Statements.

In December 2004, the FASB issued Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), “Share-Based Payment.” FAS 123R replaces FAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS 123R requires compensation expense, measured as the fair value at the grant date, related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. We intend to adopt FAS 123R using the “modified prospective” transition method as defined in FAS 123R. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. FAS 123R is effective for our third quarter 2005. We are evaluating the impact of FAS 123R on our results and financial position.

2. Goodwill and Other Identifiable Intangibles

We had net goodwill of approximately $2.0 billion as of December 31, 2004. The decrease in goodwill during the twelve months ended December 31, 2004 of $434.4 million from $2.4 billion as of December 31, 2003 was principally attributable to the recognition of identifiable intangible assets that were previously included in goodwill for the 2003 acquisition of Therma-Tru ($488.1 million). Goodwill increased during the year ended December 31, 2003 by $995.9 million due to the acquisitions of Therma-Tru, Capital Cabinet, American Lock and Wild Horse Winery, as well as the conclusion of Omega purchase accounting in 2003 and foreign currency fluctuations.

The Company’s goodwill by segment is as follows:

	Year ended December 31,
(In millions)	2004	2003
Home and Hardware	$1,726.3	$2,159.2
Spirits and Wine	265.6	267.6
Golf	13.2	12.7

	$2,005.1	$2,439.5

We also had indefinite-lived intangibles, principally tradenames, of $701.8 million as of December 31, 2004 compared to $399.8 million as of December 31, 2003. The increase of $302.0 million was due to the recognition of identifiable intangible assets previously included in goodwill for the acquisition of Therma-Tru ($234.2 million) and reclassification of a tradename as the result of assessing the factors noted below ($64.8 million).

We carry identifiable intangibles, principally tradenames, that are subject to amortization over their estimated useful life, either 15 or 30 years, based on the assessment of a number of factors that may impact useful life. These factors include historical and tradename performance with respect to consumer name recognition, geographic market presence, market share, plans for ongoing tradename support and promotion, financial results and other relevant factors. The gross carrying value and accumulated amortization of amortizable intangible assets were $677.2 million and $146.9 million, respectively, as of December 31, 2004, compared to $508.9 million and $136.1 million, respectively, as of December 31, 2003. The gross carrying value increase was principally due to the recognition of amortizable identifiable intangible assets previously included in goodwill for the acquisition of Therma-Tru ($253.9 million), partly offset by the reclassification of a tradename as the result of heightened consumer name recognition in recent years due to increased and ongoing plans for tradename promotion, successful product research and development efforts and plans for continued investment, and favorable consumer perceptions regarding product quality and innovation ($85.6 million). During the twelve months ended December 31, 2003, the Company recorded a write-down of identifiable intangibles of $12.0 million ($8.0 million after tax) in discontinued operations to recognize the diminished values of certain trade names in our Office business.

The gross carrying value and accumulated amortization by class of intangible assets as of December 31, 2004 and 2003 are as follows:

(in millions)	As of December 31, 2004				As of December 31, 2003
	Gross Carrying Amounts	Accumulated Amortization		Net Book Value	Gross Carrying Amounts	Accumulated Amortization		Net Book Value
Indefinite-lived intangible assets—tradenames	$780.1	$(78.3	) (1)	$701.8	$451.0	$(51.2	) (1)	$399.8
Amortizable intangible assets
Tradenames	331.0	(108.1)		222.9	425.2	(127.2)		298.0
Customer and contractual relationships	255.5	(28.8)		226.7	73.5	(8.7)		64.8
Patents/proprietary technology	75.4	(5.9)		69.5	—	—		—
Licenses and other	15.3	(4.1)		11.2	10.2	(0.2)		10.0

Total	677.2	(146.9)		530.3	508.9	(136.1)		372.8
Total identifiable intangibles	$1,457.3	$(225.2)		$1,232.1	$959.9	$(187.3)		$772.6

(1)	Accumulated amortization prior to the adoption of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Intangible amortization was $35.4 million and $17.2 million for the years ended December 31, 2004 and 2003, respectively. The increases in intangible amortization primarily reflect the addition of amortizable intangible assets related to acquisitions. The Company expects to record intangible amortization of approximately $35 million for each of the next five fiscal years ending December 31, 2005 through December 31, 2009.

We performed our annual impairment test as of December 31 of each fiscal year. For 2004 and 2003, no impairment of goodwill or indefinite-lived intangible assets was recognized as a result of the annual impairment tests.

3. Subsequent Event – Discontinued Operation

On August 16, 2005, the Company completed the spin-off of the Office business segment, ACCO World Corporation (“ACCO”), to the Company’s shareholders, and ACCO merged with General Binding Corporation (“GBC”) creating ACCO Brands Corporation, a leading supplier of branded office products. In addition to retaining current shareholdings in Fortune Brands, each Fortune Brands shareholder received one share of ACCO Brands Corporation for each 4.255 shares of Fortune Brands stock held. Immediately after completion of the spin-off and merger, Fortune Brands shareholders, together with ACCO’s minority shareholder prior to the transaction, owned 66% of ACCO Brands Corporation and GBC shareholders owned 34%. Fortune Brands did not record a gain or loss on the transaction as a result of the spin-off. As a part of the spin-off, ACCO paid a cash dividend of $625 million, of which Fortune Brands received $613.3 million and the minority shareholder received $11.7 million.

The statements of income and consolidated balance sheets for all prior periods have been adjusted to reflect the presentation of the spin-off of ACCO World Corporation, our Office business segment, as a discontinued operation. The results of discontinued operations include expenses which were paid by Fortune Brands on behalf of ACCO World Corporation based on actual direct costs incurred, as well as interest expense associated with the outstanding debt of Fortune Brands that was allocated to ACCO World Corporation. The allocation of debt was based on the average net assets of ACCO World Corporation as a percent of the average net assets plus average consolidated debt not attributable to other operations of Fortune Brands.

The following table summarizes the results of the discontinued operations for the years ended December 31, 2004 and 2003.

(in millions)	For the Year ended December 31,
	2004	2003
Net sales	$1,175.7	$1,101.9
Income from discontinued operations before income taxes	$89.7	$41.0
Income taxes	21.9	13.9

Income from discontinued operations, net of income taxes	$67.8	$27.1

The lower effective tax rate for the year ending December 31, 2004 resulted primarily from a 2004 tax benefit recognized due to the reversal of a deferred tax valuation allowance of approximately $7 million. The deferred tax valuation allowance related to the Office business’s non-U.S. operations in connection with a change in expectations about the utilization of certain net operating loss carryforwards.

The following table summarizes the major classes of assets and liabilities of ACCO World Corporation, which are now reflected as a discontinued operation on the consolidated balance sheet at December 31, 2004 and 2003:

	December 31
(in millions)	2004	2003
Cash	$79.8	$60.5
Accounts receivable, net	320.1	258.2
Inventories	172.4	156.2
Other current assets	24.2	21.5

Total current assets	596.5	496.4
Property, plant and equipment, net	158.6	171.0
Identifiable intangibles, net	117.0	116.5
Other assets	91.6	74.7

Total assets	$963.7	$858.6

Accounts payable	$120.6	$71.7
Other current liabilities	196.2	189.3

Total current liabilities	316.7	261.0
Other liabilities (including minority interests)	44.1	79.7

Total liabilities	$360.8	$340.7

4. Acquisitions, Disposals and Joint Ventures

In June 2004, Therma-Tru acquired Sentinel Doors Ltd., a leading U.K. manufacturer and installer of complete composite entry door systems. This acquisition gives Therma-Tru Holdings, Inc. (Therma-Tru) a stronger growth platform in the U.K. In June, Master Lock acquired the assets of Dudley Inc., a leading brand of school locker locks in Canada. The aggregate purchase price of these acquisitions was $30.9 million. The pro forma impact on net sales for these acquisitions was not material.

In December 2003, the Spirits and Wine business obtained a 20-year extension of the rights to manufacture and distribute Gilbey’s gin and vodka in the U.S., extending the license agreement to 2027, and acquired trademark and distribution rights in California to Kamchatka vodka (the Spirits and Wine business previously had owned all other U.S. rights to Kamchatka). In July 2003, the Spirits and Wine business acquired Wild Horse Winery, a California-based producer of super premium and ultra-premium wines. In June 2003, the Home and Hardware business acquired Capital Cabinet Corporation, a U.S.-based manufacturer of kitchen and bath cabinets. In April 2003, the Home and Hardware business acquired American Lock Company, a U.S.-based manufacturer of solid body commercial padlocks. The aggregate cost of these acquisitions was $123.7 million. The cost exceeded the estimated fair value of net assets acquired by approximately $90 million. The acquired businesses have been included in consolidated results from the date of acquisition. Had the acquisitions been consolidated as of January 1, 2003, they would not have materially affected results.

In November 2003, the Home and Hardware business acquired Therma-Tru, a leading manufacturer of residential entry door systems in the United States. This acquisition fits our strategic focus on leading brands, shares beneficial demographics and market fundamentals with our other Home and Hardware brands, and creates valuable synergies within our Home and Hardware business. The purchase was financed through the issuance of commercial paper and subsequently partially refinanced through the issuance of long-term debt securities under our outstanding shelf registration statement filed with the Securities and Exchange Commission. Results of operations have been included in the consolidated financial statements as of the acquisition date. The acquisition price was $924.0 million, net of cash.

The following table summarizes the fair values of the Therma-Tru assets acquired and liabilities assumed as of the date of the acquisition:

(in millions)
Purchase price		$924.0
Less: Asset purchase price allocation
Accounts receivable	$51.4
Inventory	38.1
Other current assets	11.8
Property, plant and equipment	111.8
Tradenames and other identifiable intangibles	488.1
Other assets	20.3

		721.5
Plus: Liability purchase price allocation
Other current liabilities and accruals	61.6
Deferred income taxes	195.9
Other liabilities	11.5

		269.0

Unallocated excess purchase price over fair value of net assets		$471.5

The unaudited pro forma results below for December 31, 2003 are presented as if the Therma-Tru acquisition occurred on January 1, 2003. This information is based on historical results of operations, adjusted for acquisition costs, and, in the opinion of management, does not represent the results that would have occurred had the Company operated Therma-Tru since the beginning of each year.

(In millions, except per share data)	2003
Net sales	$5,388.4
Net income	599.4
Earnings per share (basic)	4.07
Earnings per share (diluted)	3.95

In April 2003, the Spirits and Wine business returned a portion of invested capital ($304.1 million) to the Company and V&S Vin & Sprit AB, the shareholders of the Spirits and Wine business. This return of capital related to the disposition of Jim Beam Brands Worldwide, Inc.’s U.K.-based Scotch whisky business in 2001. The impact on our financial statements was a reduction in minority interests of $30.4 million.

On May 31, 2001, the Spirits and Wine business completed transactions with V&S creating a joint venture named Future Brands LLC to distribute over an initial ten-year period both companies’ spirits brands in the United States. The Spirits and Wine business has accounted for this joint venture using the equity method of accounting. Future Brands is not consolidated into our Spirits and Wine business as V&S has substantive participating rights which preclude consolidation. V&S paid $270 million to gain access to our Spirits and Wine business’ U.S. distribution network and to acquire a 49% interest in Future Brands, and paid $375 million to purchase a 10% equity interest in JBBW in the form of convertible preferred stock. The shares of JBBW convertible preferred stock issued to V&S are convertible into 10% of the JBBW common stock and have voting power equivalent to a 10% interest in JBBW common stock. The preferred stock is entitled to a dividend equal to the greater of 10% of the dividend paid upon JBBW common stock or 3% of the preferred stock’s face value ($375 million) plus unpaid accrued dividends; no dividends may be paid on common stock unless all unpaid accrued JBBW preferred stock dividends have been paid. V&S also acquired a three-year option, which expired unexercised, to increase its equity stake in JBBW by up to an additional 9.9%. V&S may require the Company to purchase the JBBW preferred stock at fair value in whole or in part at any time after May 31, 2004, or upon a change in control of JBBW, JBBCo. or certain other events. We have accounted for the $270 million gain on the sale of 49% of Future Brands as deferred income and the resulting tax on sale as a deferred income tax asset due to certain continuing obligations of JBBCo., including, but not limited to, making payments to suppliers, employees and other parties with which Future Brands has contracts in the event of a default of Future Brands. In June 2001, we began amortizing these amounts to other income and income taxes on a straight-line basis over the initial term of the agreement. The 10-year amortization period is based on the non-cancelable 10-year term of the management agreement for Future Brands. For the years ended December 31, 2004 and 2003, the Spirits and Wine business recorded minority interest for the 10% ownership that V&S maintains in the business of $11.3 million each year. The redemption feature of the JBBW convertible preferred stock is accounted for in accordance with EITF Topic D-98, “Classification and Measurement of Redeemable Securities.” In 2003, a cumulative adjustment of $487,000 was recorded as minority interest income in the consolidated statement of income, representing the decrease in the estimated fair value of the convertible redeemable preferred stock. In 2004, the recorded value of the convertible redeemable preferred stock was deemed to be a reasonable approximation of the fair value.

In October 2001, the Spirits and Wine business sold the U.K.-based Scotch whisky business for $280 million in cash. The sale of the business consisted of the Invergordon private-label and bulk Scotch operations and several regional brands in the U.K. The products included in the agreement generated sales of approximately $235 million (including excise taxes). We recorded an after-tax gain of $21.8 million related to the sale. In 2004, the Company determined that an allocation of cumulative foreign currency adjustments should have been included in determination of the gain on sale of the business. We have restated the 2001 Consolidated Financial Statements to decrease the after-tax gain on sale and other comprehensive income by $16.4 million. The adjustment is reflected in the beginning balances reported as of December 31, 2002 in the Consolidated Statement of Stockholders’ Equity. The 2001 Consolidated Financial Statements have also been restated to reduce 2001 basic EPS by $0.12 per basic share and diluted EPS by $0.11 per share. As a result of the restatement of the cumulative translation adjustments to retained earnings, on the year-end Consolidated Balance Sheet and Statement of Stockholders’ Equity, there was no change to net stockholders’ equity.

5. Short-Term Borrowings and Credit Facilities

At December 31, 2004 and 2003, there were $669.8 million and $527.6 million of short-term borrowings outstanding, respectively, comprised of notes payable to banks and commercial paper that are used for general corporate purposes, including acquisitions. Included in this amount as of December 31, 2004 and 2003, there were $0.1 million and $1.3 million outstanding under committed bank credit agreements, which provide for unsecured borrowings of up to $10.0 million and $9.6 million, respectively. In addition, the Company had uncommitted bank lines of credit, which provide for unsecured borrowings for working capital, of up to $240.5 million of which $23.0 million was outstanding at December 31, 2004 and $218.5 million of which $22.8 million was outstanding as of December 31, 2003. The weighted-average interest rate on these borrowings was 1.0% and 1.2%, respectively.

See Note 14 for a description of the Company’s use of financial instruments.

6. Long-Term Debt

The components of long-term debt are as follows:

(In millions)	2004	2003
7 1/8% Notes, Due 2004	$—	$200.0
2 7/8% Notes, Due 2006	300.0	300.0
6 1/4% Notes, Due 2008	200.0	200.0
4 7/8% Notes, Due 2013	300.0	300.0
8 5/8% Debentures, Due 2021	90.9	90.9
7 7/8% Debentures, Due 2023	150.0	150.0
6 5/8% Debentures, Due 2028	200.0	200.0
Miscellaneous (a)	(1.0)	2.2

	1,239.9	1,443.1
Less current portion	0.4	200.5

Total long-term debt	$1,239.5	$1,242.6

(a)	Includes an adjustment for interest rate swap valuation.

In November 2003, we issued long-term debt securities totaling $600 million under our shelf registration filed with the Securities and Exchange Commission. The $600 million of notes consist of $300 million of 2.875% notes due December 2006 and $300 million of 4.875% notes due December 2013. Proceeds were used to pay down commercial paper issued in connection with the acquisition of Therma-Tru. Net proceeds of $595.5 million are less price discounts of $1.2 million and underwriting and rating agency fees of $3.3 million. The effective interest rate on each debt issue approximates its stated coupon rate.

At December 31, 2004, we maintained a $1.0 billion, five-year revolving credit agreement with various banks, which the Company entered into in July 2004. The interest rate was set at the time of each borrowing. The facility fee of 0.08% per annum is subject to increases up to a maximum fee of 0.15% per annum in the event the long-term debt rating falls below specified levels. Borrowings under the agreements are made for general corporate purposes, including acquisitions, share repurchases and support for the Company’s short-term borrowings in the commercial paper market.

Estimated payments for maturing debt during the next five years are as follows: 2005: $0.4 million; 2006, $300.2 million; 2007, $0.1 million; and 2008, $200.0 million.

7. $2.67 Convertible Preferred Stock — Redeemable at Company’s Option

Shares of the $2.67 Convertible Preferred stock issued and outstanding at December 31, 2004 and 2003 were 233,327 shares and 245,093 shares, respectively. Reacquired, redeemed or converted authorized shares that are not outstanding are required to be retired or restored to the status of authorized but unissued shares of preferred stock without series designation. The holders of $2.67 Convertible Preferred stock are entitled to cumulative dividends, three-tenths of a vote per share (in certain events, to the exclusion of the common shares), preference in liquidation over holders of common stock of $30.50 per share plus accrued dividends and to convert each share of Convertible Preferred stock into 6.205 shares of common stock. Authorized but unissued common shares are reserved for issuance upon the conversions, but treasury shares may be and are delivered. Shares converted were 11,766 shares and 13,563 shares during 2004 and 2003, respectively. The Company may redeem the Convertible Preferred stock at a price of $30.50 per share, plus accrued dividends.

A cash dividend of $2.67 per share in the aggregate amount of $0.6 million and $0.7 million was paid in the years ended December 31, 2004 and 2003, respectively.

8. Capital Stock

We have 750 million authorized shares of common stock and 60 million authorized shares of Preferred stock.

There were 144,285,095 and 146,264,641 common shares outstanding at December 31, 2004 and 2003, respectively.

The cash dividends paid on the common stock for the years ended December 31, 2004 and 2003 aggregated $182.9 million and $166.2 million, respectively.

Shares that were purchased in connection with the Company’s share repurchase program and were converted to treasury shares amounted to 4,402,978 shares in 2004 and 4,094,842 shares in 2003. Treasury shares delivered in connection with exercise of stock options and grants of other stock awards and conversion of preferred stock and debentures amounted to 2,423,432 in 2004 and 3,368,848 in 2003. At December 31, 2004 and 2003 there were 85,284,929 and 83,305,383 common treasury shares, respectively.

9. Preferred Share Purchase Rights

The Company amended the Preferred Share Purchase Rights Plan to terminate the plan effective December 24, 2004.

10. Stock Plans

We use stock options and performance awards to compensate key employees. We had awards outstanding under three Long-Term Incentive Plans (the “Plans”) as of December 31, 2004. Grants under the 2003 Long-Term Incentive Plan may be made on or before December 31, 2008 for up to 12 million shares of common stock. Grants under the 1999 Long-Term Incentive Plan were made before December 31, 2004. The 1999 Plan also had a maximum share grant limit of 12 million shares. No new stock-based awards can be made under the 1990 and 1999 Long-Term Incentive Plans, but there are existing awards that continue to be exercisable.

Stock options have exercise prices equal to their fair values at the dates of grant. Options generally may not be exercised prior to one year after the date of grant or more than ten years from the date of grant. Options issued since November 1998 generally vest one-third each year over a three-year period after the date of grant. Performance awards are currently amortized into expense over the three-year vesting period, and are generally paid in stock but can be paid in cash if individual stock ownership guidelines are met.

The 2002 Non-Employee Director Stock Option Plan authorizes the granting of stock options to the Company’s non-employee directors. Grants under this plan may be made on or before December 31, 2006 for up to 200,000 shares of common stock. Stock options under this plan have exercise prices equal to the fair market values at dates of grant, and may not be exercised prior to one year or more than ten years from the date of grant.

Changes during the two years ended December 31, 2004 in shares under options were as follows:

	Options	Weighted-Average Exercise Price
Outstanding at December 31, 2002	12,357,828	$35.02
Granted	2,937,558	57.30
Exercised	(3,227,937)	30.17
Lapsed	(203,729)	41.37

Outstanding at December 31, 2003	11,863,720	41.75
Granted	3,032,550	72.37
Exercised	(2,307,251)	34.15
Lapsed	(172,526)	55.46

Outstanding at December 31, 2004	12,416,493	$50.45

The weighted-average fair values of options granted during 2004 and 2003 were $16.47 and $13.40, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004 and 2003:

	2004	2003
Expected dividend yield	1.8%	2.1%
Expected volatility	26.7%	29.4%
Risk-free interest rate	3.2%	2.8%
Expected term	4.5 Years	4.5 Years

Options outstanding at December 31, 2004 were as follows:

Range Of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$22.78 to $32.55	2,696,976	5.6	$29.35
33.41 to 49.10	3,964,845	6.2	43.35
52.59 to 78.09	5,754,672	9.3	65.23
$22.78 to $78.09	12,416,493	7.5	$50.45

Options exercisable at the end of each of the three years ended December 31, 2004 were as follows:

	Options Exercisable	Weighted-Average Exercise Price
December 31, 2004	6,668,720	$38.81
December 31, 2003	6,241,762	33.62

Options exercisable at December 31, 2004 were as follows:

Number Exercisable	Weighted-Average Exercise Price
2,696,976	$29.35
3,087,266	41.77
884,478	57.35

6,668,720	$38.81

At December 31, 2004, performance awards were outstanding pursuant to which up to 204,300 shares, 204,300 shares, 201,750 shares and 173,550 shares may be issued in 2005, 2006, 2007 and 2008, respectively, depending on the extent to which certain specified performance objectives are met. 194,705 shares and 123,344 shares were issued pursuant to performance awards during 2004 and 2003, respectively. The costs of performance awards are expensed over the performance period.

Compensation expense for stock based plans recorded for 2004 and 2003 was $19.1 million and $19.0 million, respectively.

Shares available in connection with future awards under the Company’s stock plans at December 31, 2004 and 2003 were: 7,126,664 and 10,146,614, respectively. Authorized but unissued shares are reserved for issuance in connection with awards, but treasury shares may be and are delivered.

11. Pension and Other Retiree Benefits

We have a number of pension plans, principally in the United States, covering substantially all employees. The plans provide for payment of retirement benefits, mainly commencing between the ages of 60 and 65, and also for payment of certain disability and severance benefits. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employee’s length of service and earnings. Annual contributions to the plans are made, as necessary, to ensure legal funding requirements are satisfied.

The Company provides postretirement health care and life insurance benefits to certain employees and retirees in the United States and certain employee groups outside the United States. Many employees and retirees outside the United States are covered by government health care programs.

In May 2004, the FASB issued FASB Staff Position No. 106-2 (FSP 106-2), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (‘the Medicare Prescription Act’).” FSP 106-2 provides guidance on the accounting for, and disclosure of, the effects of the Medicare Prescription Act enacted in December 2003. The Medicare Prescription Act will provide a prescription drug benefit under Medicare Part D, as well as provide a federal subsidy to employers that provide a program for prescription drug benefits that is at least actuarially equivalent to Medicare Part D.

We adopted FSP 106-2 prospectively in the third quarter of 2004. Several of our postretirement plans qualify for the federal subsidy; however, the adoption of FSP 106-2 did not have a material impact on our results of operations. The subsidy, which will result in lower future expense, reduced our accumulated postretirement benefit obligation by $10.9 million, or 6%.

Obligations and Funded Status at December 31	Pension Benefits		Postretirement Benefits
(In millions)	2004	2003	2004	2003
CHANGE IN PROJECTED BENEFIT OBLIGATION (PBO)
Benefit obligation at beginning of year	$972.9	$848.6	$173.9	$149.4
Service cost	33.6	28.2	3.3	2.6
Interest cost	59.2	54.3	10.1	9.6
Actuarial loss	45.6	62.4	(1.0)	18.2
Participants’ contributions	1.6	1.2	2.4	2.0
Foreign exchange rate changes	21.8	19.7	0.6	0.8
Benefits paid	(57.9)	(46.4)	(12.2)	(11.7)
Plan amendments	0.3	4.9	0.5	3.0
Other items	6.3	—	—	—

Projected benefit obligation at end of year	$1,083.4	$972.9	$177.6	$173.9

Accumulated benefit obligation at end of year (excludes the impact of future compensation increases)	$969.6	$863.7

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$805.5	$623.0	$—	$—
Actual return on plan assets	61.5	90.2	—	—
Employer contributions	100.7	123.5	9.9	9.6
Participants’ contributions	1.6	1.2	2.4	2.0
Foreign exchange rate changes	19.0	15.9	—	—
Benefits paid	(57.9)	(46.4)	(12.3)	(11.6)
Other items	3.9	(1.9)	—	—

Fair value of plan assets at end of year	934.3	805.5	—	—

Funded Status (Fair value of plan assets less PBO)	(149.1)	(167.4)	(177.6)	(173.9)
Unrecognized actuarial loss	339.9	291.6	24.7	25.6
Unrecognized prior service cost	23.4	24.2	—	1.4

Net amount recognized	$214.2	$148.4	$(152.9)	$(146.9)

Amounts recognized in the balance sheet consist of:
	Pension Benefits		Postretirement Benefits
(In millions)	2004	2003	2004	2003
Prepaid pension benefit	$179.6	$109.6	$—	$—
Accrued benefit liability	(54.2)	(124.0)	(152.9)	(146.9)
Intangible assets	15.0	23.3	—	—
Accumulated other comprehensive income	73.8	139.5	—	—

Net amount recognized	$214.2	$148.4	$(152.9)	$(146.9)

The pension benefit obligation, accumulated benefit obligation and fair value of plans assets for pension plans with an accumulated benefit obligation in excess of plan assets (underfunded ABO) are shown below. The decreases include the impact of contributions made in 2004.

Information for pension plans with an accumulated benefit obligation in excess of plan assets	2004	2003
Projected benefit obligation	$394.0	$673.6
Accumulated benefit obligation	339.2	592.1
Fair value of plan assets	280.1	511.3

Components of Net Periodic Benefit Cost	Pension Benefits		Postretirement Benefits
(In millions)	2004	2003	2004	2003
Service cost	$33.6	$28.3	$3.3	$2.6
Interest cost	59.3	54.3	10.1	9.6
Expected return on plan assets	(73.3)	(63.1)	—	—
Amortization of prior service cost	3.5	3.6	(0.1)	(0.3)
Amortization of net (gain) loss	11.8	5.0	0.8	(0.4)
Settlement loss	2.5	—	—	—

Net periodic benefit cost	$37.4	$28.1	$14.1	$11.5

Additional Information	Pension Benefits
	2004	2003
Increase in minimum liability included in intangible assets and other comprehensive income	$(74.0)	$9.7

Assumptions	Pension Benefits		Postretirement Benefits
	2004	2003	2004	2003
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AT DECEMBER 31:
Discount rate	5.9%	6.1%	6.0%	6.2%
Rate of compensation increase	4.0%	3.9%	—	—
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET COST FOR YEARS ENDED DECEMBER 31:
Discount rate	6.1%	6.6%	6.2%	6.7%
Expected long-term rate of return on plan assets	8.3%	8.3%	—	—
Rate of compensation increase	3.9%	3.9%	—	—

	Postretirement Benefits
	2004	2003
ASSUMED HEALTH CARE COST TREND RATES USED TO DETERMINE BENEFIT OBLIGATIONS AND NET COST AT DECEMBER 31
Health care cost trend rate assumed for next year	10%	10%
Rate that the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2015	2014

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$1.4	$(1.2)
Effect on postretirement benefit obligation	17.4	(15.4)

Plan Assets

Our domestic pension plan weighted-average asset allocations at December 31, 2004 and 2003 are as follows:

	Pension Plan Assets at December 31
Asset Category	2004	2003
Cash	3%	1%
Equity securities	65	70
Fixed income	32	29
Real estate	<1	<1

Total	100%	100%

Our investment strategy is to optimize investment returns through a diversified portfolio of investments, taking into consideration underlying plan liabilities and asset volatility. The defined benefit asset allocation policy of these trusts allows for an equity allocation of 45% to 80%, a fixed income allocation of 25% to 50%, and a cash allocation of up to 25%. Some Non-U.S. plans allow for an investment of 10% in real estate. Each master trust has a different target asset allocation which is reviewed periodically and is based on the underlying liability structure.

Our expected 8.3% long-term rate of return on domestic plan assets is based on our investment strategy, which reflects a melded allocation with an expected annual return on equity of 10% and a targeted fixed income annual return of 6.0%.

Contributions

We expect to contribute approximately $40 to $70 million to our pension plans in 2005.

We sponsor a number of defined contribution plans. Contributions are determined under various formulas. Costs related to these plans amounted to $28.8 million and $23.4 million in 2004 and 2003, respectively.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, are expected to be paid (in millions):

	Pension Benefits	Postretirement Benefits
		Gross Payments	Medicare Subsidy Receipts
2005	$49.6	$11.4	$—
2006 (1)	35.7	11.1	0.8
2007(1)	37.5	11.3	0.8
2008 (1)	40.6	11.6	0.9
2009 (1)	42.4	11.9	0.9
Years 2010-2014 (1)	282.3	64.2	4.8
(1)	Excludes discontinued operations

12. Lease Commitments

Future minimum rental payments under non-cancelable operating leases as of December 31, 2004 are as follows:

(In millions)
2005	$55.5
2006 (1)	29.5
2007 (1)	19.7
2008 (1)	14.8
2009 (1)	11.1
Remainder (1)	13.0

Total minimum rental payments (1)	143.6
Less minimum rentals to be received under noncancelable subleases (1)	—

$143.6
(1) Excludes discontinued operations

Total rental expense for all operating leases (reduced by minor amounts from subleases) amounted to $53.7 million and $44.1 million in 2004 and 2003, respectively.

13. Income Taxes

The components of income from continuing operations before income taxes are as follows:

(In millions)	2004	2003
Domestic operations	$854.0	$716.2
Foreign operations	140.3	126.4
Income before income taxes and minority interests	$994.3	$842.6

A reconciliation of income taxes at the 35% federal statutory income tax rate to income taxes as reported is as follows:

(In millions)	2004	2003
Income taxes computed at federal statutory income tax rate	$348.0	$294.9
Other income taxes, net of federal tax benefit	27.5	23.2
Foreign earnings taxes at different rate	(5.4)	2.1
Reversal of reserves for items resolved more favorably than anticipated	(84.9)	(35.0)
Net tax adjustment associated with IRS tax audits	(12.0)	—
Miscellaneous other, net	(12.1)	(9.9)

Income taxes as reported	$261.1	$275.3

The following items impacted the effective income tax rate:

During the third quarter of 2004, the Internal Revenue Service concluded its field examination phase of the routine review of our 1997-2001 tax returns. As a result of the audit, we recorded a net tax reserve reversal of $45.5 million in continuing operations. This net reversal accounts for the release of reserves for items resolved more favorably than anticipated, partly offset by the disallowance of a deduction for which no reserve had been established.

In the fourth quarter of 2004, the Congressional Joint Committee on Taxation completed its review of the results of the routine IRS examination of our 1997-2001 tax returns. In continuing operations, we recorded a total tax benefit of $51.5 million, or $0.35 per diluted share, reflecting the completion of the Joint Committee review. This resulted in an additional reversal of tax reserves of $39.5 million and a net tax adjustment of $12.0 million. As a result of the conclusion of the IRS examination of our 1997-2001 tax years, we expect to receive a tax refund of approximately $53 million in the first half of 2005. During the fourth quarter of 2004, we also recorded a one-time non-operating adjustment for interest income on taxes receivable related to these tax-related benefits of $2.1 million (after tax), or $0.01 per diluted share, which was recorded in other income.

In the fourth quarter of 2004, we recorded a tax benefit of $4.6 million, or $0.03 per diluted share, in continuing operations associated with foreign earnings repatriation under the provisions of the American Jobs Creation Act of 2004. Tax expense of $1.2 million was recorded in discontinued operations.

In 2003, the audit of our 1993-1996 tax returns resulted in a reduction in tax expense of $35 million. As a result, we also recorded a one-time non-operating adjustment of $6.9 million in interest income (after tax), which was recorded in other income.

Income taxes are as follows:

(In millions)	2004	2003
Currently payable
Federal	$134.1	$129.8
Foreign	34.4	25.0
Other	35.8	24.3
Deferred
Federal and other	55.5	93.5
Effect of foreign earnings repatriation under the American Jobs Creation Act of 2004	(4.6)	—
Foreign	5.9	2.7

	$261.1	$275.3

The components of net deferred tax assets (liabilities) are as follows:

(In millions)	2004	2003
Current assets
Compensation and benefits	$11.9	$11.7
Other reserves	30.8	26.3
Capitalized interest-inventory	12.0	11.5
Restructuring	0.7	0.3
Interest	1.9	2.0
Accounts receivable	9.2	10.4
Miscellaneous	63.5	53.5

	130.0	115.7

Current liabilities
Inventories	(12.9)	(12.7)
Miscellaneous	(24.6)	(23.1)

	(37.5)	(35.8)

Deferred income taxes included in other current assets	92.5	79.9

Noncurrent assets
Compensation and benefits	77.5	70.3
Other retiree benefits	51.8	49.6
Other reserves	17.5	15.5
Foreign exchange	1.1	1.1
Deferred income	55.9	69.0
Miscellaneous	1.5	0.1

	205.3	205.6

Noncurrent liabilities
Depreciation	(118.8)	(93.0)
Pension	(47.2)	(20.4)
Identifiable intangibles assets	(413.7)	(398.4)
Miscellaneous	(23.5)	(47.3)

	(603.2)	(559.1)

Deferred income taxes included in other (liabilities) assets	(397.9)	(353.5)

Net deferred tax (liability) asset	$(305.4)	$(273.6)

14. Financial Instruments

We do not enter into financial instruments for trading or speculative purposes. Financial instruments are principally used to reduce the impact of changes in foreign currency exchange rates and interest rates. The principal financial instruments used are forward foreign exchange contracts and interest rate swaps. The counterparties are major financial institutions. Although our theoretical risk is the replacement cost at the then estimated fair value of these instruments, management believes that the risk of incurring losses is remote and that the losses, if any, would be immaterial.

We enter into forward foreign exchange contracts principally to hedge currency fluctuations in transactions denominated in foreign currencies, thereby limiting our risk that would otherwise result from changes in exchange rates. The periods of the forward foreign exchange contracts correspond to the periods of the hedged transactions. We periodically enter into forward foreign exchange contracts to hedge a portion of our net investments in foreign subsidiaries.

The estimated fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices. At December 31, 2004 and 2003, the fair value of all outstanding contracts and the book value of the contracts were essentially the same.

We may, from time to time, enter into interest rate swap agreements to manage our exposure to interest rate changes. The swaps involve the exchange of fixed and variable interest rate payments without exchanging the notional principal amount. We record the payments or receipts on the agreements as adjustments to interest expense. At December 31, 2004 and 2003, we had outstanding interest rate swap agreements with an aggregate notional principal amount of $200 million. The swap agreements are based on the outstanding 2.875% notes due in 2006 which allow the agreements to be classified as a fair value hedge in accordance with FAS 133. The agreements effectively convert the interest paid on $200 million of underlying debt securities from a fixed rate to a floating rate based on a LIBOR reference rate.

The estimated fair value of the Company’s cash and cash equivalents, notes payable to banks and commercial paper approximates the carrying amounts due principally to their short maturities.

The estimated fair value of the Company’s $1,239.9 million and $1,443.1 million total long-term debt (including current portion) at December 31, 2004 and 2003 was approximately $1,341.1 million and $1,564.8 million, respectively. The fair value is determined from quoted market prices, where available, and from investment bankers using current interest rates considering credit ratings and the remaining terms to maturity.

Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the operating companies’ domestic and international customer base, thus spreading the credit risk.

Raw materials used by the Company are subject to price volatility caused by weather, supply conditions, geopolitical and economic variables, and other unpredictable external factors. We use derivative contracts to manage our exposure to commodity price volatility. The exposures are not considered material to our financial statements.

15. Guarantees and Commitments

As of December 31, 2004, we had third-party guarantees totaling approximately $85 million. These represent guarantees of the debt of Maxxium Worldwide B.V. (Maxxium), our Spirits and Wine business’ international sales and distribution joint venture. We are required to perform under these guarantees in the event that Maxxium fails to make contractual payments. In 2003, we renewed the guarantees of Maxxium’s credit facilities. The renewal extended the expiration date of the committed portion of the credit facilities from November 14, 2003 to June 13, 2006. Because the guarantees of Maxxium debt were modified after the effective date of Financial Accounting Standards Board Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” we recorded a liability of $1.1 million as of December 31, 2004 to reflect the fair value of the guarantees to Maxxium.

We have provided typical indemnities in connection with divestitures. These indemnities relate to various representations generally included in divestiture agreements, such as environmental, tax, product liability, employee liability and other contingencies, depending on the transactions. In several of these divestitures, a maximum obligation for certain contingencies is not specified, which is not unusual for these transactions. Accordingly, pursuant to FIN 45, potential payments under these divestiture-related indemnity obligations cannot be reasonably estimated. The indemnities vary in duration, and in some cases the durations are indefinite. Because FIN 45 was effective after December 31, 2002, we have not recorded any liability in the consolidated financial statements for indemnities entered into prior to that date. We have not made any indemnity payments that were material to our financial position or results of operations for any quarter. Furthermore, we do not expect that any potential payments in connection with any of these indemnity obligations would have a material adverse effect on our consolidated financial position, results of operations or liquidity for 2004 or in future periods

Purchase obligations by the Company as of December 31, 2004 were:

	Payments Due by Period as of December 31, 2004
(In millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Purchase obligations(1)	$563.9	$302.2	$143.2	$113.6	$4.9

(1)	Purchase obligations include contracts for raw materials and finished goods purchases; advertising, selling and administrative services; and capital expenditures.

16. Product Warranties

We generally record warranty expense at the time of sale. We offer our customers various warranty terms based upon the type of product that is sold. Warranty expense is determined in accordance with the policy established at each operating company. The main consideration is historic claim experience, which is company-specific based upon the nature of the product category. Warranty expense is generally recorded at the time of sale.

The following table summarizes activity related to our product warranty liability during the years ended December 31, 2004 and 2003:

(In millions)	2004	2003
Reserve balance at the beginning of the year	$(12.9)	$(9.2)
Provision for warranties issued	(33.9)	(28.7)
Acquisitions	(0.2)	(0.1)
Settlements made (in cash or in kind)	30.9	25.1

Reserve balance at end of year	$(16.1)	$(12.9)

17. Restructuring and Restructuring-related Charges

Restructuring Charges

Our Home and Hardware business recorded charges in 2004 primarily for workplace reduction costs associated with the consolidation of Waterloo Industries’ manufacturing from four to three facilities.

Golf charges in 2004 and 2003 relate to asset write-offs associated with the consolidation of golf ball manufacturing facilities.

As a result of these actions, we recorded pre-tax restructuring charges for the years ended December 31, 2004 and 2003 as follows:

(in millions)	Years Ended December 31,
	2004	2003
Home and Hardware	$9.2	$—
Golf	0.6	2.2

	$9.8	$2.2

Reconciliation of Restructuring Liability

The restructuring liability as of December 31, 2004 and 2003 was not material.

Restructuring-Related Charges

Restructuring-related charges for the years ended December 31, 2004 and 2003 are as follows:

	Years Ended December 31,
	2004	2003
Home & Hardware
Cost of Sales Charges	$4.8	$—
SG&A Charges	0.5	—

Total	$5.3	$—

Golf
Cost of Sales Charges	$5.6	$3.6
SG&A Charges	—	—

Total	$5.6	$3.6

Total
Cost of Sales Charges	$10.4	$3.6
SG&A Charges	0.5	—

Total	$10.9	$3.6

The 2004 Home and Hardware restructuring-related charges primarily relate to costs associated with the consolidation of Waterloo Industries’ manufacturing facilities.

The 2004 and 2003 Golf restructuring-related charges include costs related to the consolidation of golf ball manufacturing.

18. Information on Business Segments

The Company is organized into business segments based on the products and markets served. Each business segment is headed by an officer who reports to the Chief Executive Officer of the Company and is responsible for strategies to drive the growth and profitability of the segment. The Company’s business segments are described below:

Home and Hardware includes: kitchen and bathroom faucets and accessories manufactured, marketed or distributed by Moen; kitchen and bath cabinets manufactured, marketed and distributed by MasterBrand Cabinets; residential entry door and patio door systems designed and manufactured by Therma-Tru; locks manufactured, marketed or distributed by Master Lock and American Lock; and tool storage and organization products manufactured and distributed by Waterloo.

Spirits and Wine includes products made, marketed or distributed by Jim Beam Brands Worldwide, Inc. subsidiaries.

Golf includes golf balls, golf clubs, golf shoes and gloves manufactured, marketed or distributed by Acushnet Company.

The Company’s subsidiaries operate principally in the United States, Canada, the United Kingdom and Australia.

Reconciliation of segment net sales to consolidated net sales is as follows:

(In millions)	2004	2003
Home and Hardware	$3,763.7	$2,899.9
Spirits and Wine	1,169.3	1,091.0
Golf	1,212.2	1,121.7

	$6,145.2	$5,112.6

Operating income is as follows:

(In millions)	2004	2003
Home and Hardware	$598.5	$481.3
Spirits and Wine	333.7	302.8
Golf	153.8	139.1
Less: Corporate expenses	61.4	54.9

	$1,024.6	$868.3

Segment assets(a) are as follows:

(In millions)	2004	2003
Home and Hardware	$1,812.7	$1,619.3
Spirits and Wine	884.0	833.2
Golf	727.6	704.3

	$3,424.3	$3,156.8

Reconciliation of segment assets(a) to consolidated total assets is as follows:

(In millions)	2004	2003
Segment assets	$3,424.3	$3,156.8
Intangibles resulting from business acquisition, net	3,237.2	3,212.1
Corporate	258.4	217.4

Continuing operations	6,919.9	6,586.3
Discontinued operations	963.7	858.6

Total assets	$7,883.6	$7,444.9

(a)	Represents total assets excluding intercompany receivables and intangibles resulting from business acquisitions, net.

Long-lived assets are as follows:(a)

(In millions)	2004	2003
United States	$1,049.4	$1,034.9
United Kingdom	22.4	12.0
Canada	56.7	52.3
Australia	0.7	0.6
Other countries	90.3	88.1

	$1,219.5	$1,187.9
(a)	Represents property, plant and equipment, net.

Net sales by geographic region are as follows:

(In millions)	2004	2003
United States	$5,148.7	$4,282.7
Canada	319.6	279.0
United Kingdom	155.7	122.2
Australia	168.7	126.3
Other countries	352.5	302.4

	$6,145.2	$5,112.6

Depreciation is as follows:

(In millions)	2004	2003
Home and Hardware	$81.1	$72.0
Spirits and Wine	39.2	33.8
Golf	34.9	33.9
Corporate	0.9	0.7

Continuing operations	156.1	140.4
Discontinued operations	28.2	33.3

	$184.3	$173.7

Amortization of intangibles is as follows:

(In millions)	2004	2003
Home and Hardware	$26.5	$6.5
Spirits and Wine	8.4	7.9
Golf	0.5	2.8

Continuing operations	35.4	17.2
Discontinued operations	1.3	1.7

	$36.7	$18.9

Capital expenditures are as follows:

(In millions)	2004	2003
Home and Hardware	$125.7	$83.7
Spirits and Wine	56.3	52.0
Golf	30.5	29.3
Corporate	1.7	12.6

Continuing operations	214.2	177.6
Discontinued operations	27.5	16.3

	$241.7	$193.9

19. Other Income, net

The components of other income, net, for the years ended December 31, 2004 and 2003 are as follows:

(In millions)	2004	2003
Amortization of deferred income (See Note 4)	$27.0	$27.0
Interest income on tax receivable (See Note 13)	3.2	10.7
Insurance proceeds related to a warehouse fire	12.0	—
Other miscellaneous items	4.8	0.5

Total	$47.0	$38.2

20. Earnings Per Share

Basic earnings per common share are based on the weighted-average number of common shares outstanding in each year and after preferred stock dividend requirements. Diluted earnings per common share assume that any dilutive convertible debentures and convertible preferred shares outstanding at the beginning of each year were converted at those dates, with related interest, preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares which could have been purchased by the Company with related proceeds.

The computation of basic and diluted earnings per common share for “Net income” is as follows:

(In millions, except per share amounts)	2004	2003
Income from continuing operations	$716.0	$552.1
Income from discontinued operations	67.8	27.1

Net income	783.8	579.2
Less: Preferred stock dividends	0.6	0.7

Income available to common stockholders — basic	783.2	578.5
Convertible Preferred stock Dividend requirements	0.6	0.7

Income available to common stockholders — diluted	$783.8	$579.2

Weighted average number of common shares outstanding — basic	145.1	145.6
Conversion of Convertible Preferred stock	1.5	1.6
Exercise of stock options	3.3	3.1

Weighted average number of common shares outstanding — diluted	149.9	150.3

Earnings per common share
Basic
Continuing operations	$4.93	$3.78
Discontinued operations	.47	.19

Net earnings per basic share	$5.40	$3.97
Diluted
Continuing operations	$4.78	$3.68
Discontinued operations	.45	.18

Net earnings per diluted share	$5.23	$3.86

21. Comprehensive Income

Total comprehensive income consists of net income and other changes in stockholders’ equity from transactions and other events from sources other than stockholders. It includes currency translation gains and losses, unrealized gains and losses from derivative instruments designated as cash flow hedges, and net minimum pension liability adjustments. The components of and changes in other comprehensive loss are as follows:

(In millions)	Foreign Currency Adjustments	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income/(Loss)
Balance at December 31, 2002	(76.1)	(85.1)	(161.2)
Changes during year (net of taxes of $7.0)	76.0	(4.6)	71.4

Balance at December 31, 2003	(0.1)	(89.7)	(89.8)
Changes during year (net of taxes of $1.0)	52.2	44.0	96.2

Balance at December 31, 2004	$52.1	$(45.7)	$6.4

Included in the foreign currency adjustments balance at December 31, 2003 are total deferred forward foreign exchange contract losses of $9.6 million. (See Note 1)

See Note 4 regarding restatement of the December 31, 2003 foreign currency adjustment and accumulated other comprehensive loss.

22. Related Party Transactions

Future Brands LLC In 2001, the Spirits and Wine business completed transactions with V&S Vin & Sprit AB (V&S) creating the Future Brands joint venture, which distributes both companies’ spirits brands in the United States and provides related selling and invoicing services. Future Brands receives a commission from the partners for services provided. JBBCo. records revenue at the time of shipment to Future Brands’ customers. As part of forming this joint venture, JBBCo. has, in the event of default of Future Brands, a continuing obligation to satisfy any financial obligations of Future Brands that may arise in the event that Future Brands fails to fulfill its operating obligations and which results in a claim. These financial obligations include, but are not limited to, making payments to suppliers, employees and other parties with which Future Brands has contracts. At December 31, 2004 and 2003, JBBCo. did not have any outstanding obligations as a result of this arrangement.

JBBCo.’s balances related to Future Brands included the following:

(In millions)	2004	2003
Accounts receivable (invoicing by Future Brands on behalf of JBBCo.)	$73.2	$73.5
Investment	9.3	8.2
Accounts payable (commissions)	17.2	14.4
Accrued liabilities	7.2	24.7

Maxxium Worldwide B.V. In 1999, the Spirits and Wine business formed an international sales and distribution joint venture named Maxxium Worldwide B.V. (Maxxium) to distribute and sell spirits and wine in key markets outside the United States. The joint venture partners include Remy-Cointreau, Highland Distillers and V&S. JBBCo. records sales at the time spirits are sold to third parties rather than at the time of shipment to Maxxium. As a result of forming this joint venture, we have guaranteed certain credit facilities and bank loans entered into by Maxxium up to an amount totaling $85 million, of which $76 million was outstanding as of December 31, 2004. At December 31, 2003, the guarantees totaled $79 million, of which $69 million was outstanding. JBBW has executed a Shareholder Loan Facility (Loan Facility) with Maxxium amounting to $19 million. There were no amounts outstanding under the Loan Facility as of either December 31, 2004 or December 31, 2003. The Loan Facility expires June 30, 2006.

JBBCo.’s balances related to Maxxium included the following:

(In millions)	2004	2003
Accounts receivable	$60.1	$39.4
Investment	64.6	64.9
Accounts payable (expense reimbursement)	13.7	16.0

23. Pending Litigation

Tobacco Litigation and Indemnification

On December 22, 1994, we sold The American Tobacco Company (ATCO) subsidiary to Brown & Williamson Tobacco Corporation (B&W), at the time a wholly-owned subsidiary of B.A.T Industries p.l.c. In connection with the sale, B&W and ATCO, which subsequently merged into B&W, agreed, under an Indemnification Agreement, to indemnify Fortune Brands, Inc. (the Company) against claims including legal expenses arising from smoking and health and fire safe cigarette matters relating to the tobacco business of ATCO (the Indemnification Agreement).

On July 30, 2004, B&W and R.J. Reynolds Tobacco Holdings, Inc. announced that they had completed the combination of their respective U.S. tobacco businesses, previously conducted by B&W (and ATCO) and R.J. Reynolds Tobacco Co., by forming a new combined company known as R.J. Reynolds Tobacco Company. As a result of the combination and in accordance with the Indemnification Agreement, the new R.J. Reynolds Tobacco Company has assumed the indemnification obligations under the Indemnification Agreement relating to the U.S. business previously conducted by B&W (and ATCO). B&W has not been released from any of its obligations under the Indemnification Agreement. We refer to B&W and the new R.J. Reynolds Tobacco Company as the “Indemnitor” under the Indemnification Agreement.

The Indemnitor has complied with the terms of the Indemnification Agreement since 1994 and we are not aware of any inability on the part of the Indemnitor to satisfy its indemnity obligations.

The Company is a defendant in a number of actions based upon allegations that human ailments have resulted from tobacco use. It is not possible to predict the outcome of the pending litigation, and, as with any litigation, it is possible that some of these actions could be decided unfavorably. We are unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of the pending litigation. However, we believe that there are a number of meritorious defenses to the pending actions, including the fact that the Company never made or sold tobacco, and these actions are being vigorously contested by the Indemnitor. We believe that the pending actions will not have a material adverse effect upon our results of operations, cash flows or financial condition because we believe we have meritorious defenses and the Company is indemnified under the Indemnification Agreement.

Other Litigation

The Company, its Spirits and Wine business and numerous other manufacturers and importers of beer, spirits and wine are defendants in a purported class action lawsuit in Ohio seeking damages and injunctive relief regarding alleged deceptive and negligent marketing of beverage alcohol to people under the legal purchase age for alcohol. Plaintiffs seek the disgorgement of unspecified profits earned by the Company’s Spirits and Wine business in the past and other unspecified damages and equitable relief. Other purported class actions are pending against other producers of alcoholic beverages for alleged deceptive marketing. The Company denies these allegations. The Company believes that the Company and its Spirits and Wine business have meritorious defenses against these allegations and that these actions will not have a material adverse effect on our results of operations, cash flows or financial condition. The Company and its Spirits and Wine business are vigorously contesting this litigation.

There is an increasing volume of asbestos-related personal injury litigation in the United States generally. A subsidiary of the Company, Moen Incorporated, is currently a defendant in approximately 130 cases claiming personal injury from asbestos, and has been dismissed as a defendant in approximately 93 cases and, in most cases, in excess of 75 defendants are named in addition to Moen. All of these suits name multiple defendants. It is not possible to predict the outcome of the pending litigation, and, as with any litigation, it is possible that some of these actions could be decided unfavorably. We believe we have meritorious defenses to these actions and that these actions will not have a material adverse effect upon our results of operations, cash flows or financial condition. These actions are being vigorously contested.

In addition to the lawsuits described above, the Company and its subsidiaries are defendants in lawsuits associated with their businesses and operations. It is not possible to predict the outcome of the pending actions, and, as with any litigation, it is possible that some of these actions could be decided unfavorably. We believe that there are meritorious defenses to these actions and that these actions will not have a material adverse effect upon our results of operations, cash flows or financial condition. These actions are being vigorously contested.

24. Environmental

We are subject to laws and regulations relating to protection of the environment. It is not possible to quantify with certainty the potential impact of actions relating to environmental matters, particularly remediation and other compliance efforts that our subsidiaries may undertake in the future. In our opinion, however, compliance with current environmental protection laws (before taking into account estimated recoveries from third parties) will not have a material adverse effect upon our results of operations, cash flows or financial condition.